Exhibit 10.5

TEXAS DIVISION OF ASSETS AGREEMENT

BY AND AMONG

HESS CORPORATION,

ZAZA ENERGY CORPORATION

AND

ZAZA ENERGY, LLC

EXECUTION DATE: JULY 25, 2012

EFFECTIVE TIME: JUNE 1, 2012

i

APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A-1	-	Cotulla Leases
Exhibit A-2	-	Cotulla Wells
Exhibit A-3	-	Cotulla Easements and Permits
Exhibit A-4	-	Cotulla Contracts
Exhibit B-1	-	Dilley Acreage Leases
Exhibit B-2	-	Dilley Acreage Wells
Exhibit B-3	-	Dilley Acreage Easements and Permits
Exhibit B-4	-	Dilley Acreage Contracts
Exhibit C-1	-	Hackberry Leases
Exhibit C-2	-	Hackberry Wells
Exhibit C-3	-	Hackberry Easements and Permits
Exhibit C-4	-	Hackberry Contracts
Exhibit D-1	-	Moulton Leases
Exhibit D-2	-	Moulton Wells
Exhibit D-3	-	Moulton Easements and Permits
Exhibit D-4	-	Moulton Contracts
Exhibit E-1	-	Sweet Home Leases
Exhibit E-2	-	Sweet Home Wells
Exhibit E-3	-	Sweet Home Easements and Permits
Exhibit E-4	-	Sweet Home Contracts
Exhibit F-1A	-	Form of Quitclaim and Bill of Sale (Cotulla)
Exhibit F-1B	-	Form of Assignment and Bill of Sale (Cotulla)
Exhibit F-2A	-	Form of Quitclaim and Bill of Sale (Dilley Acreage)
Exhibit F-2B	-	Form of Assignment and Bill of Sale (Dilley Acreage)
Exhibit F-3A	-	Form of Quitclaim and Bill of Sale (Hackberry)
Exhibit F-3B	-	Form of Assignment and Bill of Sale (Hackberry)
Exhibit F-4A	-	Form of Quitclaim and Bill of Sale (Moulton)
Exhibit F-4B	-	Form of Assignment and Bill of Sale (Moulton)
Exhibit F-5	-	Form of Quitclaim and Bill of Sale (Sweet Home)
Exhibit G	-	Form of Letter-in-lieu of Transfer Order
Exhibit H-1	-	Form of Hackberry ORRI Conveyance
Exhibit H-2	-	Form of Moulton ORRI Conveyance
Exhibit H-3	-	Form of Sweet Home ORRI Conveyance
Exhibit I-1	-	Form of Officer’s Certificate (Hess)
Exhibit I-2	-	Form of Officer’s Certificate (ZaZa)
Exhibit J	-	Form of Termination and Mutual Release (Texas Assets)
Exhibit K		Arbitration Provisions
Exhibit L		Form of Stipulation of Interest Agreements

SCHEDULES:

Schedule lA	-	Eagle Ford JOAs
Schedule 2.3(c)	-	Plat of Sweet Home Prospect Area
Schedule 4.1	-	Allocated Values (Cotulla Assets)
Schedule 5.7	-	Litigation (ZaZa)
Schedule 5.8	-	Taxes (ZaZa)
Schedule 5.9	-	Contracts (ZaZa)
Schedule 5.11	-	Consents (ZaZa)
Schedule 6.7	-	Litigation (Hess)
Schedule 6.8	-	Taxes (Hess)
Schedule 7.8	-	ZaZa Created ORRIs
Schedule 9.4	-	Template of Preliminary Settlement Statement

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TEXAS DIVISION OF ASSETS AGREEMENT

This Texas Division of Assets Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of July 25, 2012 (the “Execution Date”), by and among Hess Corporation, a Delaware corporation (“Hess Parent”), ZaZa Energy Corporation, a Delaware corporation (“ZaZa Parent”) and ZaZa Energy, LLC, a Texas limited liability company (“ZaZa Energy”). Hess Parent, ZaZa Parent and ZaZa Energy are sometimes referred to herein as the “Parties” and each, a “Party”.

RECITALS:

WHEREAS, Hess Parent and ZaZa Energy are parties to the following agreements: (a) Funding Agreement dated April 28, 2010 (as amended, the “Funding Agreement”); (b) Exploration and Development Agreement Hackberry Creek Project Area dated March 26, 2010; (c) Exploration and Development Agreement Eagle Ford Shale Area dated April 28, 2010, as amended by Amendment to Exploration and Development Agreement dated June 8, 2012 (as amended by such amendment and any other written amendments thereto from time to time, the “Eagle Ford EDA”); and (d) joint operating agreements associated with the agreements described in subsections (b) and/or (c) above, including the joint operating agreements described in Schedule 1A hereto (as amended, the “Eagle Ford JOAs” and together with all of the foregoing agreements as heretofore amended and any other agreement between any of Hess Parent or its Affiliates (as hereinafter defined), on the one hand, and any of the ZaZa Parties (as hereinafter defined) or their Affiliates, on the other hand, with respect to oil and gas properties and/or operations in Texas, the “Eagle Ford Existing Agreements”);

WHEREAS, the Parties wish to pursue operation of the Texas Combined Assets (as hereinafter defined) independently of each other, and, in connection therewith, among other things, the Parties have agreed to terminate their business relationship and to divide the Texas Combined Assets among the Parties in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1  Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2  References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached hereto and shall be considered part of this Agreement for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended.

ARTICLE 2
DIVISION OF ASSETS

Section 2.1  Cotulla, Dilley Acreage, Hackberry, Moulton and Sweet Home Assets.

(a)                         Cotulla Assets. At Closing, upon the terms and subject to the conditions of this Agreement, ZaZa Energy agrees to transfer the Cotulla Assets to Hess Parent and Hess Parent agrees to accept and acquire the Cotulla Assets and to assume the Cotulla Assumed Obligations.

(b)                        Dillev Acreage Assets. At Closing, upon the terms and subject to the conditions of this Agreement, Hess Parent agrees to transfer the Dilley Acreage Assets to ZaZa Energy and ZaZa Energy agrees to accept and acquire the Dilley Acreage Assets and to assume the Dilley Acreage Assumed Obligations.

(c)                         Hackberry Assets. At Closing, upon the terms and subject to the conditions of this Agreement, Hess Parent agrees to transfer the Hackberry Assets to ZaZa Energy and ZaZa Energy agrees to accept and acquire the Hackberry Assets and to assume the Hackberry Assumed Obligations.

(d)                        Moulton Assets. At Closing, upon the terms and subject to the conditions of this Agreement, Hess Parent agrees to transfer the Moulton Assets to ZaZa Energy and ZaZa Energy agrees to accept and acquire the Moulton Assets and to assume the Moulton Assumed Obligations.

(e)                         Sweet Home Assets. At Closing, upon the terms and subject to the conditions of this Agreement, Hess Parent agrees to transfer the Sweet Home Assets to ZaZa Energy and ZaZa Energy agrees to accept and acquire the Sweet Home Assets and to assume the Sweet Home Assumed Obligations.

Section 2.2  Overriding Royalty Interests.

(a)                         Hackberry ORRI. At Closing, following the transfer of the Hackberry Assets by Hess Parent to ZaZa Energy, ZaZa Energy shall convey to Hess Parent, pursuant to the Hackberry ORRI Conveyance, an overriding royalty interest of 1% of 8/8ths (proportionately reduced to the aggregate working interest of ZaZa Energy in the Hackberry Combined Assets after the transfer of the Hackberry Assets by Hess Parent to ZaZa Energy) in the Leases comprising the Hackberry Leases, upon the terms and subject to the conditions of this Agreement (the “Hackberry ORRI”).

(b)                        Moulton ORRI. At Closing, following the transfer of the Moulton Assets by Hess Parent to ZaZa Energy, ZaZa Energy shall convey to Hess Parent, pursuant to the Moulton ORRI Conveyance, an overriding royalty interest of 2% of 8/8ths (proportionately reduced to the aggregate working interest of ZaZa Energy in the Moulton Combined Assets after the transfer of the Moulton Assets by Hess Parent to ZaZa Energy) in the Leases comprising the Moulton Leases, upon the terms and subject to the conditions of this Agreement (the “Moulton ORRI”).

(c)                         Sweet Home ORRI. At Closing, following the transfer of the Sweet Home Assets by Hess Parent to ZaZa Energy, ZaZa Energy shall convey to Hess Parent, pursuant to the Sweet Home ORRI Conveyance, an overriding royalty interest of 1% of 8/8ths (proportionately reduced to the aggregate working interest of ZaZa Energy in the Sweet Home Combined Assets after the transfer of the Sweet Home Assets by Hess Parent to ZaZa Energy) in the Leases comprising the Sweet Home Leases, upon the terms and subject to the conditions of this Agreement (the “Sweet Home ORRI”).

Section 2.3  Other Consideration.

(a)                         Closing Payment. Subject to the terms and conditions of this Agreement, at Closing, Hess Parent shall pay to ZaZa Energy, the sum of $70,000,000 the “Closing Payment”), as adjusted pursuant to Section 3.1 hereof.

(b)                        Payment of Certain of Cotulla Net Sales Proceeds.

(i)                           From and after Closing, ZaZa Energy shall be entitled to 5% of any Net Cash Sales Proceeds received by Hess Parent and its Affiliates to the incremental extent that such proceeds are in excess of $1,000,000,000 (but not more than $1,200,000,000) and 10% of any Net Cash Sales Proceeds received by Hess Parent and its Affiliates to the incremental extent that such proceeds are in excess of $1,200,000,000, in each case, based upon the sale by Hess Parent to a Third Party of 100% of its working interest (and, in each case, reduced on a pro rata basis for the sale by Hess Parent of a lesser percentage working interest) in the Cotulla Combined Assets resulting from a written agreement entered into by Hess Parent and a Third Party buyer on or before May 1, 2013 (a “Cotulla Sales Agreement” and such amount(s) to which ZaZa Energy is entitled pursuant to this Section 2.3(b), the “ZaZa Cotulla Proceeds”). By way of example, if Hess Parent and a Third Party buyer enter into a written agreement for the sale of all or a portion of Hess Parent’s working interest in the Cotulla Combined Assets on or prior to May 1, 2013, and upon the consummation of such sale Hess Parent and its Affiliates receive Net Cash Sales Proceeds equal to one of the amounts set forth below, then ZaZa Energy would be entitled to the ZaZa Cotulla Proceeds associated with such Net Cash Sales Proceeds as set forth below:

(A)                              if the Net Cash Sale Proceeds actually received by Hess Parent and its Affiliates for a sale of 100% of their working interest in the Cotulla Combined Assets is $1,000,000,000, then the ZaZa Cotulla Proceeds to which ZaZa Energy would be entitled would be zero;

(B)                                if the Net Cash Sales Proceeds actually received by Hess Parent and its Affiliates for a sale of 100% of their working interest in the Cotulla Combined Assets is $1,100,000,000, then the ZaZa Cotulla Proceeds to which ZaZa Energy would be entitled would be $5,000,000;

(C)                                if the Net Cash Sales Proceeds actually received by Hess Parent and its Affiliates for a sale of 100% of their working interest in the Cotulla Combined Assets is $1,300,000,000, then the ZaZa Cotulla Proceeds to which ZaZa Energy would be entitled would be $20,000,000; and

(D)                               if the Net Cash Sales Proceeds actually received by Hess Parent and its Affiliates for a sale of 50% of their working interest in the Cotulla Combined Assets is $600,000,000, then the ZaZa Cotulla Proceeds to which ZaZa Energy would be entitled would be $5,000,000.

(ii)                        If Hess Parent enters into any Cotulla Sales Agreement under which it is anticipating receiving an amount of Net Cash Sales Proceeds that would entitle ZaZa Energy to a payment of ZaZa Cotulla Proceeds and it does receive an amount of Net Cash Sales Proceeds that entitles ZaZa Energy to a payment of ZaZa Cotulla Proceeds, then within two Business Days following the consummation of the transactions contemplated by such Cotulla Sales Agreement, Hess Parent will notify ZaZa in writing that it has entered into such agreement and consummated the transactions thereunder. Within 30 days following the resolution of the final settlement adjustments in connection with the consummation of the transactions contemplated by such Cotulla Sales Agreement, Hess Parent shall pay to ZaZa Energy, by wire transfer in immediately available funds to an account designated by ZaZa Energy in writing, the ZaZa Cotulla Proceeds (if any) to which ZaZa Energy is entitled pursuant to Section 2.3(b)(i). For the avoidance of doubt, to the extent any of the Net Cash Sales Proceeds under a Cotulla Sales Agreement is escrowed by Hess Parent pursuant to the terms of such Cotulla Sales Agreement, then no ZaZa Cotulla Proceeds shall be paid to ZaZa Energy with respect to such escrowed Net Cash Sales Proceeds unless and until such escrowed Net Cash Sales Proceeds are actually received by Hess Parent or its Affiliates and only Net Cash Proceeds actually received by Hess Parent or its Affiliates shall be used in determining any ZaZa Cotulla Proceeds to which ZaZa Energy is entitled.

(iii)                     If, within two years following the closing under any Cotulla Sales Agreement, Hess Parent becomes obligated under such Cotulla Sales Agreement to reimburse to the Third Party buyer thereunder all or any portion of the Net Cash Sales Proceeds received by Hess Parent from such buyer, then (A) Hess Parent shall notify ZaZa Energy regarding such reimbursement by Hess Parent and the amount thereof, (B) the amount of the ZaZa Cotulla Proceeds to which ZaZa Energy is entitled shall be recalculated as if the amount reimbursed by Hess Parent to the Third Party buyer had not been received by Hess Parent and was not part of the Net Cash Sales Proceeds (and such recalculated amount and the calculations on which such amount was based shall be included in the notice from Hess Parent to ZaZa Energy) and (C) the amount by which the ZaZa Cotulla Proceeds previously paid by Hess Parent to ZaZa Energy exceeds the recalculated ZaZa Cotulla Proceeds shall be reimbursed by ZaZa Energy to Hess Parent, by wire transfer in immediately available funds to an account designated by Hess Parent in writing, within ten Business Days after receipt of such notification from Hess Parent.

(iv)                    For the avoidance of doubt, (A) ZaZa Energy shall not be entitled to any ZaZa Cotulla Proceeds to the extent (1) the Net Cash Sales Proceeds do not exceed the threshold amount contemplated by Section 2.3(b)(i), or (2) such proceeds are related to any Cotulla Sales Agreement entered into by Hess Parent after May 1, 2013, and (B) in the event that Hess Parent or its Affiliates sell the Cotulla Combined Assets held by such Parties pursuant to more than one Cotulla Sales Agreements (or at different times pursuant to any Cotulla Sales Agreement), no ZaZa Cotulla Proceeds shall be paid to ZaZa Energy unless and until the aggregate Net Cash Sales Proceeds from all of the transactions covered by such Cotulla Sales Agreements received by Hess Parent or its Affiliates exceed the threshold amount of $1,000,000,000 set forth in Section 2.3(b)(i), and, in such event, the Net Cash Sales Proceeds from all of the transactions covered by such Cotulla Sales Agreements shall be aggregated for purposes of calculating the ZaZa Cotulla Proceeds.

(c)                         Payment of Certain Claim Proceeds. Effective upon Closing, Hess Parent hereby assigns to ZaZa Energy any claims that Hess Parent may have against Third Parties with respect to such Third Parties’ obligations prior to or as of the Closing Date to deliver to Hess Parent Leases covering lands in the Hackberry Area, the Moulton Area or the Sweet Home Area. If ZaZa Energy, its Affiliates or any related party to such Persons (including any Person owned directly or indirectly by a director, officer or employee of ZaZa or any of its Affiliates) receives any monies or other consideration on account of a judgment against, or settlement with, any Third Party to the extent related to the acquisition prior to June 1, 2012 of the Sweet Home Leases pursuant to the Eagle Ford Agreements, then ZaZa Energy shall notify Hess Parent thereof and, within 30 days of the receipt of such monies or other consideration by such Person, ZaZa Energy shall pay to Hess Parent 50% of such monies or other consideration received, by wire transfer in immediately available funds to an account designated by Hess Parent in writing. ZaZa Energy shall be entitled to retain 100% of any interest in any Lease (i) within the Sweet Home Area, (ii) within the area described in Schedule 2.3(c), or (iii) covering lands covered by an existing Sweet Home Lease, that it receives from such Third Parties; provided, however, that ZaZa Energy shall convey to Hess Parent an overriding royalty interest equal to 1% of 8/8ths (proportionately reduced to the working interest of ZaZa Energy in such Lease) in such Lease (in substantially the same form as the Sweet Home ORRI Conveyance) promptly following its receipt of such Lease. ZaZa Energy shall have no obligation to resolve the claims against such Third Parties for money as opposed to interests in Leases. ZaZa Energy shall keep Hess Parent reasonably informed of the progress of such litigation, judgment or settlement, as the case may be. Notwithstanding the foregoing, the ZaZa Parties shall have no obligation to pursue any such settlement or judgment.

Section 2.4  Effective Time; Proration of Costs and Revenues Attributable to the Texas Assets.

(a)                         Subject to the other terms and conditions of this Agreement, possession and ownership of the assets being transferred pursuant to Sections 2.1 and 2.2 shall be transferred from the Transferring Party to the Acquiring Party at Closing, provided that certain financial benefits and (subject to the remedies of a Party for any breach of a representation, warranty or covenant herein by another Party) burdens of such assets shall be transferred effective as of the Effective Time, as described below.

(b)                        Subject to the occurrence of Closing, each Acquiring Party (i) shall be entitled to all production of Hydrocarbons on or after the Effective Time from or attributable to the assets being transferred to such Party pursuant to Sections 2.1 and 2.2 (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits accrued on or after the Effective Time with respect to such assets, and (ii) with respect to the assets being transferred to such Party pursuant to Section 2.1 only, and subject to such Acquiring Party’s remedies for a breach of any representation, warranty or covenant herein by a Transferring Party relating to any such Property Costs, shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to, on or after the Effective Time.

(c)                         Subject to the occurrence of Closing, each Transferring Party shall (i) be entitled to all production of Hydrocarbons prior to the Effective Time from or attributable to the assets being transferred by such Party pursuant to Sections 2.1 and 2.2 (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits accrued prior to the Effective Time with respect to such assets, and (ii) except with respect to such Transferring Party’s liability in the event of any breach of any representation, warranty or covenant herein by such Transferring Party relating to any such Property Costs, no longer be responsible for (or entitled to any refunds with respect to) any Property Costs incurred prior to, on or after the Effective Time with respect to the assets being transferred by such Party pursuant to Section 2.1.

(d)                        Should any Acquiring Party receive after Closing any proceeds or other income to which a Transferring Party is entitled under Section 2.4(c), then such Acquiring Party shall fully disclose, account for and promptly remit the same to such Transferring Party. If, after Closing, a Transferring Party receives any proceeds or other income to which an Acquiring Party is entitled under Section 2.4(b), then such Transferring Party shall fully disclose, account for, and promptly remit the same to such Acquiring Party.

(e)                         Should any Transferring Party pay after Closing any Property Costs for which an Acquiring Party is responsible under Section 2.4(b), then such Acquiring Party shall reimburse Transferring Party promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f)                           Notwithstanding anything in this Agreement to the contrary (including the foregoing provisions of this Section 2.4), in no event shall Hess Parent be responsible for any amounts owing by the Parties to Sequent Petroleum Management LLC and the ZaZa Parties agree to pay all amounts owing to Sequent Petroleum Management LLC, if any.

Section 2.5  Procedures. For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.4 and Article 3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the assets being transferred when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the assets being transferred when they pass through the delivery point sales meters on the pipelines through which they are transported. The Parties shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. The Party that operates the assets in question shall provide (or if non-operated by any Party, the Transferring Party shall use its reasonable efforts to cause the operator of such non-operated assets to provide to the other Parties) evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the assets to be transferred, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Closing Payment or True-up Payment pursuant to Section 3.1. In addition, each Party shall provide all available production data and information (including with respect to any Hydrocarbons in storage) for purposes of establishing such adjustments.

ARTICLE 3

ADJUSTMENTS TO CLOSING PAYMENT AND OTHER ADJUSTMENTS

Section 3.1  Adjustments to Closing Payment. All adjustments to the Closing Payment shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP, and (y) without duplication (in this Agreement or otherwise). Without limiting the foregoing, the Closing Payment shall be adjusted as follows, with the resulting amount (after taking such adjustments into account) being referred to as the “Adjusted Closing Payment”:

(a)                         The Closing Payment shall be adjusted upward by the following amounts (without duplication):

(i)                           an amount equal to all Property Costs attributable to the ownership and operation of the Cotulla Assets that are incurred on or after the Effective Time and paid by ZaZa Energy, but excluding any amounts previously reimbursed by Hess Parent to ZaZa Energy pursuant to Section 2.4(e);

(ii)                        an amount equal to, to the extent that such amounts have been received by Hess Parent and not remitted or paid to ZaZa Energy, (A) all proceeds from the production of Hydrocarbons from or attributable to the Cotulla Assets prior to the Effective Time, and (B) any other proceeds and similar amounts to which ZaZa Energy is entitled as a Transferring Party pursuant to Section 2.4(c) with respect to such assets (in each case, net of amounts payable as royalties, overriding royalties and other similar burdens on production and production and severance Taxes);

(iii)                     the amount of all prepaid expenses (including pre-paid cash calls and advances to Third Party operators for expenses not yet incurred; prepaid production Taxes, severance Taxes and other Taxes; and scheduled payments) paid by ZaZa Energy with respect to the ownership or operation of the Cotulla Assets on or after the Effective Time;

(iv)                    an amount equal to the value of all Hydrocarbons attributable to the Cotulla Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or (A) if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or (B) if actually sold prior to the date of determination, then the proceeds actually recovered by ZaZa Energy attributable to such sale), net of amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and severance Taxes;

(v)                       any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Closing Payment.

(b)                        The Closing Payment shall be adjusted downward by the following amounts (without duplication):

(i)                           an amount equal to, to the extent that such amounts have been received by ZaZa Energy and not remitted or paid to Hess Parent, (A) all proceeds from the production of Hydrocarbons from or attributable to the Cotulla Assets on or after the Effective Time, (B) all proceeds from the production of Hydrocarbons from or attributable to the Cotulla Assets that are contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time and thereafter are sold prior to the Closing (which amounts are described in Section 3.1(a)(iv)(B)) and (C) any other proceeds and similar amounts to which Hess Parent is entitled as an Acquiring Party pursuant to Section 2.4(b) with respect to such assets, (in each case, net of amounts payable as royalties, overriding royalties and other similar burdens on production and production and severance Taxes);

(ii)                        an amount equal to the Allocated Values of any of the Cotulla Properties that are excluded from this transaction pursuant to Section 7.1(b); provided that, notwithstanding anything to the contrary in Section 7.1(b), the adjustment amount determined under this Section 3.1(b)(ii) shall in no event exceed $5,000,000;

(iii)                     the amount set forth in Section 7.5(b)(v) if not paid by ZaZa Energy to Hess Parent prior to Closing;

(iv)                    an amount equal to the aggregate royalty amounts payable by ZaZa Energy but unpaid with respect to Hydrocarbons produced from or attributable to the Cotulla Assets prior to the Effective Time;

(v)                       an amount equal to 10% of the amount paid by Hess Parent to the lessors of the Talbutt Trust Lease with respect to the alleged royalties payable under such Lease in connection with flared Hydrocarbons attributable to such Lease prior to the Effective Time; and

(vi)                    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Closing Payment.

Section 3.2  Adjustments for Other Texas Assets. All adjustments to the True-up Payment shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied in the oil and gas industry, and (y) without duplication (in this Agreement or otherwise). Without limiting the foregoing, the adjustments to the True Up Payment shall be determined separately for each of the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets and the Sweet Home Assets as provided in this Section 3.2 and then such separate amounts shall be combined to produce a composite amount (hereafter, the “Adjusted True-up Payment”).

(a)                         The True-up Payment shall be adjusted upward by the following amounts (without duplication):

(i)                           an amount equal to, to the extent that such amounts have been received by Hess Parent and not remitted or paid to ZaZa Energy, (A) all proceeds from the production of Hydrocarbons from or attributable to the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets on or after the Effective Time, (B) all proceeds from the production of Hydrocarbons from or attributable to the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets that are contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time and thereafter are sold prior to the Closing (which amounts are described in Section 3.2(b)(iv)(B)), and (C) any other proceeds and similar amounts to which ZaZa Energy is entitled as an Acquiring Party pursuant to Section 2.4(b) with respect to such assets (in each case, net of amounts payable as royalties, overriding royalties and other similar burdens on production and production and severance Taxes); and

(ii)                        any other amount expressly provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the True-up Payment.

(b)                        The True-up Payment shall be adjusted downward by the following amounts (without duplication):

(i)                           an amount equal to all Property Costs attributable to the ownership and operation of the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or

the Sweet Home Assets that are incurred on or after the Effective Time and paid by Hess Parent, but excluding any amounts previously reimbursed by ZaZa Energy to Hess Parent pursuant to Section 2.4(e);

(ii)                        an amount equal to, to the extent that such amounts have been received by a ZaZa Party and not remitted or paid to Hess Parent, (A) all proceeds from the production of Hydrocarbons from or attributable to the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets prior to the Effective Time, and (B) all other proceeds and similar amounts to which Hess Parent is entitled as a Transferring Party pursuant to Section 2.4(c) with respect to such assets (in each case, net of amounts payable as royalties, overriding royalties and other similar burdens on production and production and severance Taxes);

(iii)                     the amount of all prepaid expenses (including pre-paid cash calls and advances to Third Party operators for expenses not yet incurred; prepaid production Taxes, severance Taxes and other Taxes; and scheduled payments) paid by Hess Parent with respect to the ownership or operation of the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets on or after the Effective Time;

(iv)                    an amount equal to the value of all Hydrocarbons attributable to the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets and the Sweet Home Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or (A) if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or (B) if actually sold prior to the date of determination, then the proceeds actually recovered by Hess Parent attributable to such sale), net of amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and severance Taxes;

(v)                       an amount equal to the proceeds attributable to the Texas ORRIs from and after the Effective Time up to the Closing to the extent not remitted or paid to Hess Parent;

(vi)                    the costs, paid or to be paid by Hess Parent, of recording all of the Texas Assignments (other than the Cotulla Assignment) and the Releases;

(vii)                 the costs to be paid by Hess Parent to J & C Contractor with respect to invoices relating to prior work performed on Leases located in or about Hallettsville TX that remain unpaid by ZaZa; and

(viii)              any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the True-up Payment.

ARTICLE 4

ALLOCATED VALUE; CASUALTIES

Section 4.1  Allocated Values. The “Allocated Values” for the Cotulla Properties are set forth on Schedule 4.1. The Allocated Value for any such asset shall be increased or decreased by a share of each adjustment to the Closing Payment in accordance with Section 3.1. The share of each adjustment allocated to a particular asset shall be allocated to the particular asset to which such adjustment relates to the extent such adjustment relates to such asset and to the extent that it is possible to do so. Any adjustments with respect to the Cotulla Assets not allocated to a specific asset pursuant to the immediately preceding sentence shall be allocated among the various assets on a pro-rata basis in proportion to the Closing Payment allocated to such asset on Schedule 4.1.

Section 4.2  Casualty or Condemnation Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Texas Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), then the Party with Knowledge of such Casualty Loss shall promptly notify the other Parties. The Parties shall proceed to Closing, notwithstanding such Casualty Loss, and the Acquiring Party shall accept such assets affected by the Casualty Loss without any adjustment for a diminution in value on account of such Casualty Loss and the Transferring Party shall pay and assign to the Acquiring Party all amounts and sums paid or payable to the Transferring Party (or its respective Affiliates) by Third Parties or insurers by reason of the Casualty Loss, net of any Taxes and other reasonable costs incurred by the Transferring Party with regard to the collection or receipt of such amounts and funds). The Transferring Party shall use its commercially reasonable efforts to collect all amounts and sums payable to it by Third Parties or insurers as to any Casualty Loss affecting the assets being transferred; provided that the Transferring Party shall not be required to expend any monies without reimbursement thereof at or prior to such expenditure by the Acquiring Party.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ZAZA PARTIES

Each ZaZa Party, jointly and severally, represents and warrants to Hess Parent the following as of the Execution Date:

Section 5.1  Existence and Qualification. ZaZa Parent is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. ZaZa Energy is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas.

Section 5.2  Power. Each ZaZa Party has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3  Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by any ZaZa Party at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of each ZaZa

Party. This Agreement has been duly executed and delivered by each ZaZa Party (and all documents required hereunder to be executed and delivered by each ZaZa Party at Closing will be duly executed and delivered by such ZaZa Party) and this Agreement constitutes, and at Closing such documents will constitute, the valid and binding obligations of each ZaZa Party that is a party thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other similar Laws of general application with respect to creditors and general principles of equity.

Section 5.4  No Conflicts. Assuming the receipt of the consents and approvals necessary to transfer any of the Texas Assets, the execution, delivery and performance of this Agreement by each ZaZa Party, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of formation or bylaws (or equivalent governing instruments) or other organizational or governing documents of any ZaZa Party, (b) result in default (with due notice or lapse of time or both) in any material respect or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which any ZaZa Party is a party or which affects the Cotulla Assets or the Texas ORRIs, (c) violate, in any material respect, any judgment, order, ruling or decree applicable to any ZaZa Party as a party in interest or (d) violate, in any material respect, any Laws applicable to any ZaZa Party or any of such assets.

Section 5.5  Liability for Brokers’ Fees. Neither Hess Parent nor any of its Affiliates shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of any ZaZa Party or their Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.6  Foreign Person. Neither ZaZa Parent nor ZaZa Energy is a “foreign person” or a “disregarded entity” within the meaning of such terms in Sections 1445 and 7701 of the Code.

Section 5.7  Litigation. Except as set forth in Schedule 5.7, there are no claims, actions, suits or proceedings pending, or to the Knowledge of any ZaZa Party, threatened in writing, before any Governmental Authority or arbitrator (a) with respect to the Texas Combined Assets or (b) that would materially impair any ZaZa Party’s ability to perform its obligations under this Agreement or the documents required to be executed and delivered by any ZaZa Party.

Section 5.8  Taxes and Assessments. Except as disclosed on Schedule 5.8:

(a)                         All Asset Taxes attributable to the interests of the ZaZa Parties in the Texas Combined Assets that have become due and payable have been properly paid.

(b)                        All returns with respect to Asset Taxes attributable to the interests of the ZaZa Parties in the Texas Combined Assets that are required to be filed by the owner of such interests have been filed, and all such returns were correct and complete in all material respects.

(c)                         No action, suit, Governmental Authority proceeding or audit is now in progress or pending with respect to any ZaZa Party, and no ZaZa Party has received written notice of any pending claim against it from any applicable Governmental Authority for assessment of Asset Taxes attributable to the interests of the ZaZa Parties in the Texas Combined Assets and, to the Knowledge of any ZaZa Party, no such claim has been threatened.

(d)                        No audit, litigation or other proceeding with respect to Asset Taxes attributable to the interests of the ZaZa Parties in the Texas Combined Assets has been commenced or is presently pending, and no ZaZa Party has been granted an extension or waiver of the statute of limitations applicable to any material Tax Return, which period has not yet expired.

(e)                         None of the interests of the ZaZa Parties in the Texas Combined Assets are deemed by agreement or applicable Law to be held by a partnership for federal income tax purposes, except for the Hackberry Tax Partnership and the Eagle Ford Tax Partnership.

(f)                           No ZaZa Party is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the interests of the ZaZa Parties in the Texas Combined Assets, except for the Hackberry Tax Partnership and the Eagle Ford Tax Partnership.

(g)                        There are no Tax liabilities of any ZaZa Party that could result in liability to Hess Parent as a transferee or successor or otherwise attach to the Cotulla Assets or the Texas ORRIs.

Section 5.9  Contracts.

(a)                         Schedule 5.9 sets forth all of the material Cotulla Contracts (other than the Eagle Ford Existing Agreements) and any Contracts that would burden the Texas ORRIs.

(b)                        No ZaZa Party is in default, no ZaZa Party has received any written notice of default and, to the Knowledge of the ZaZa Parties, no claim of default is threatened, (in each case) under any Cotulla Contract.

(c)                         Other than this Agreement and the documents executed and delivered in connection herewith, there are no (i) Cotulla Contracts with Affiliates of any ZaZa Party which will be binding on Hess Parent or the Cotulla Assets on or after Closing, or (ii) Contracts with Affiliates of any ZaZa Party which will be binding on the Texas ORRIs on or after Closing. There are no hedges, swaps, derivatives contracts or other similar instruments entered into by a ZaZa Party that will be binding on such assets on or after Closing.

(d)                        Except for those Contracts listed in Schedule 5.9, none of the Cotulla Assets are subject to or burdened by (i) any Contract that can be reasonably expected to result in aggregate payments or receipts of revenue by one or more ZaZa Parties of more than $25,000 during the current or any subsequent year, (ii) any operating agreement, transportation and processing or similar contract or Hydrocarbon sales contract (in each case) that is not terminable without penalty on sixty (60) days’ or less notice or (iii) any indenture, mortgage, loan, credit or sale-leaseback or similar contract entered into by a ZaZa Party or its Affiliates that will not be terminated at or prior to Closing. The Texas ORRIS will not be subject to any indenture, mortgage, loan, credit or similar contract entered into by a ZaZa Party or its Affiliates that will not be terminated at or prior to Closing.

Section 5.10  Payments for Production. No ZaZa Party is obligated to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Cotulla Properties or Texas ORRIs at some future time without receiving payment therefor at or after the time of delivery.

Section 5.11  Consents and Preferential Purchase Rights. None of the Cotulla Assets are, and the creation of the Texas ORRIs is not, subject to any preferential rights to purchase or, except as disclosed on Schedule 5.11, required Third Party consents to assignment which may be applicable to the transactions contemplated by this Agreement (except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing). The ZaZa Lenders have consented to the ZaZa Parties entering into this Agreement and consummating the transactions contemplated hereby and no further consent of such Persons is required.

Section 5.12  Liens. Except for the Permitted Encumbrances and the Eagle Ford Overrides and subject to the liens to be released pursuant to the Releases at Closing, the Cotulla Assets and Texas ORRIs are free and clear of all liens, claims, security interests, mortgages, charges and encumbrances created by, through or under ZaZa Energy or any of its Affiliates.

Section 5.13  Acquisition of Leases. Except with respect to the Sweet Home Area, all Leases acquired for the benefit of the Parties pursuant to the Eagle Ford Existing Agreements and for which Hess Parent has not yet received a recordable assignment with respect to its interest therein have been taken (a) in the name of ZaZa Energy or (b) in the name of others at ZaZa Energy’s direction and for its and Hess Parent’s benefit and will be assigned to ZaZa Energy prior to the Closing. ZaZa Energy has not assigned any interest in any Lease acquired pursuant to the Eagle Ford Existing Agreements except for (i) assignments of the Eagle Ford Overrides and (ii) assignments made pursuant to or comprising the Initial Energy Documents. Except for the (A) Eagle Ford Overrides and (B) assignments made pursuant to or comprising the Initial Energy Documents, no Affiliate or any related party of ZaZa Energy or any other Person claiming by, through or under ZaZa Energy or any of its Affiliates owns any interest in any of the Leases acquired pursuant to the terms of the Eagle Ford Existing Agreements. No fee mineral interest was acquired by or on behalf of ZaZa Energy or its Affiliates in the Moulton Area, the Hackberry Area or the Sweet Home Area or otherwise under or pursuant to the Eagle Ford Existing Agreements.

Section 5.14  Payments. Except for Third Party invoices relating to the Cotulla Area (other than the Dilley Acreage Assets) for which Hess Parent is responsible under Section 7.5 of this Agreement, if Closing occurs, all expenses and other payments due by any ZaZa Party under or with respect to the Cotulla Assets, the Moulton Assets, the Sweet Home Assets, the Dilley Acreage Assets and the Hackberry Assets have been or will be duly and timely paid in all material respects prior to Closing in accordance with the terms of the applicable governing instrument. Except for the McJunkin Red Man Invoice and the Trican Invoice, there are no expenses or other payments exceeding $100,000 to any Third Party in the aggregate (whether in one or more invoices or otherwise) that are due by ZaZa Energy or an Affiliate of ZaZa Energy under or with respect to the Cotulla Assets, the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets and the Sweet Home Assets.

Section 5.15  Accounts Payable. The ZaZa Parties have, prior to the date of the HOA, invoiced Hess Parent for all accounts payable by such Party to a ZaZa Party under the Eagle Ford Existing Agreements, regardless of whether incurred, accrued or otherwise attributable to any period prior to or after the Effective Time.

Section 5.16  Initial Transaction. ZaZa Energy has provided to Hess Parent true and complete copies of the Initial Energy Documents and no other documents were entered into in connection with the transactions contemplated by such Initial Energy Documents. The Well Cap (as defined in the Initial Energy Documents) has been fully met and neither ZaZa Energy nor any of its successors or assigns (including Hess Parent upon the consummation of the transactions contemplated hereby) has any further obligations to bear the costs for drilling and completing (or plugging and abandoning) any well with respect to Initial’s working interest share in such well.

Section 5.17  Securities Purchase Agreement. None of the ZaZa Lenders has accelerated any of the debt under the Securities Purchase Agreement. All of the necessary ZaZa Lenders executed the Waiver Agreement in order to make such agreement in full force and effect and enforceable against all of the ZaZa Lenders and no signature of any of the other ZaZa Lenders with respect to the Waiver Agreement was required in order to make such agreement effective and enforceable against all of the ZaZa Lenders. On or before the date of the HOA, the ZaZa Parties paid to each of the ZaZa Lenders that did not execute the Waiver Agreement all interest payments then owing to such ZaZa Lender under the terms of the Securities Purchase Agreement and the documents executed in connection therewith. The ZaZa Parties have paid to each of the ZaZa Lenders all interest payments due and owing to such ZaZa Lender under the terms of the Securities Purchase Agreement and the documents executed in connection therewith as such interest payments become due.

Section 5.18  No Violation of Laws. With respect to the Texas Combined Assets operated by ZaZa Energy, (a) ZaZa Energy is not in violation of any applicable Laws (excluding Environmental Laws) with respect to such assets in any material respect, and (b) to the ZaZa Parties’ Knowledge, ZaZa Energy is not in violation of any Environmental Laws in any material respect. With respect to the Texas Combined Assets not operated by ZaZa Energy (excluding those Cotulla Leases operated by Hess Parent), to the ZaZa Parties’ Knowledge, no Third Party operator thereof is in violation of any applicable Laws with respect to such assets in any material respect.

Section 5.19  Independent Evaluation.

(a)                         Each ZaZa Party is knowledgeable with respect to the oil and gas business and the usual and customary practices of oil and gas producers, including those in the areas where the Texas Assets are located.

(b)                        Each ZaZa Party is a party capable of making such investigation, inspection, review and evaluation of the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets and the Sweet Home Assets as a prudent investor would deem appropriate under the circumstances including with respect to all matters relating to such assets, their value, operation and suitability.

(c)                         In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each ZaZa Party has relied solely on the basis of its own independent due diligence investigation of the assets it will acquire under this Agreement and the terms and conditions of this Agreement.

Section 5.20  Solvency/Bankruptcy. Each of the ZaZa Parties is Solvent. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending, being contemplated by or, to the Knowledge of the ZaZa Parties, threatened against any ZaZa Party.

Section 5.21  Accredited Investor. ZaZa Energy is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets, and the Sweet Home Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

Section 5.22  Capability. Each applicable ZaZa Party has the financial, technical and other capability to consummate the transactions contemplated hereunder and to discharge the liabilities and perform the other obligations that it has assumed pursuant to this Agreement.

Section 5.23  Paris Basin PSA. Each representation and warranty by ZEF in the Paris Basin PSA is true and correct.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF HESS PARENT

Hess Parent represents and warrants to each ZaZa Party the following as of the Execution Date:

Section 6.1  Existence and Qualification. Hess Parent is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2  Power. Hess Parent has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3  Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Hess Parent at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Hess Parent. This Agreement has been duly executed and delivered by Hess Parent (and all documents required hereunder to be executed and delivered by Hess Parent at Closing will be duly executed and delivered by Hess Parent) and this Agreement constitutes, and at Closing such documents will constitute, the valid and binding obligations of Hess Parent, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws of general application with respect to creditors and general principles of equity.

Section 6.4  No Conflicts. Assuming the receipt of the consents and approvals necessary to transfer any of the Texas Assets, the execution, delivery and performance of this Agreement by Hess Parent, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of formation or bylaws (or equivalent governing instruments) or other organizational or governing documents of Hess Parent, (b) result in default (with due notice or lapse of time or both) in any material respect or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Hess Parent is a party, (c) violate, in any material respect, any judgment, order, ruling or decree applicable to Hess Parent as a party in interest, or (d) violate, in any material respect, any Laws applicable to Hess Parent.

Section 6.5  Liability for Brokers’ Fees. Neither a ZaZa Party nor any of its Affiliates shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of Hess Parent or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6  Foreign Person. Hess Parent is not a “foreign person” or “disregarded entity” within the meaning of such terms in Sections 1445 and 7701 of the Code.

Section 6.7  Litigation. Except as set forth in Schedule 6.7, to the Knowledge of Hess Parent, there are no claims, actions, suits or proceedings pending, or threatened in writing, before any Governmental Authority or arbitrator (a) with respect to the Dilley Acreage Assets, the Hackberry Assets or the Moulton Assets or (b) that would materially impair Hess Parent’s ability to perform its obligations under this Agreement or the documents required to be executed and delivered by Hess Parent.

Section 6.8  Taxes and Assessments. Except as disclosed on Schedule 6.8:

(a)                         All Asset Taxes attributable to the interests of Hess Parent in the Texas Combined Assets that have become due and payable have been properly paid.

(b)                        All returns with respect to Asset Taxes attributable to the interests of Hess Parent in the Texas Combined Assets that are required to be filed by the owner of such interests have been filed, and all such returns were correct and complete in all material respects.

(c)                         No action, suit, Governmental Authority proceeding or audit is now in progress or pending with respect to Hess Parent, and Hess Parent has not received written notice of any pending claim against it from any applicable Governmental Authority, for assessment of Asset Taxes attributable to the interests of Hess Parent in the Combined Assets and, to the Knowledge of Hess Parent, no such claim has been threatened.

(d)                        No audit, litigation or other proceeding with respect to Asset Taxes attributable to the interests of Hess Parent in the Texas Combined Assets has been commenced or is presently pending, and Hess Parent has not been granted an extension or waiver of the statute of limitations applicable to any material Tax Return, which period has not yet expired.

(e)                         None of the interests of Hess Parent in the Texas Combined Assets are deemed by agreement or applicable Law to be held by a partnership for federal income tax purposes, except for the Eagle Ford Tax Partnership and the Hackberry Tax Partnership.

(f)                           Hess Parent is not a party to or bound by any Tax allocation or Tax sharing or indemnification agreement with respect to the interest of Hess Parent in the Texas Combined Assets, except for the Eagle Ford Tax Partnership and the Hackberry Tax Partnership.

(g)                        There are no Tax liabilities of Hess Parent that could result in liability to any ZaZa Party as a transferee or successor or otherwise attach to the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets, or the Sweet Home Assets.

Section 6.9  Contracts.

(a)                         To the Knowledge of Hess Parent, Hess Parent is not in default, and Hess Parent has not has received any written notice of default, under any Dilley Acreage Contract, Hackberry Contract, Moulton Contract or Sweet Home Contact.

(b)                        Other than this Agreement and the documents executed and delivered in connection therewith, there are no Dilley Acreage Contracts, Hackberry Contracts, Moulton Contracts or Sweet Home Contacts with Affiliates of Hess Parent that will be binding on ZaZa Energy or the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets after Closing. There are no hedges, swaps, derivatives contracts or other similar instruments entered into by Hess Parent that will be binding on any of such assets after Closing.

Section 6.10  Liens. Except for the Permitted Encumbrances, the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets are free and clear of all liens, claims, security interests, mortgages, charges and encumbrances created by, through or under Hess Parent or any of its Affiliates.

Section 6.11  Independent Evaluation.

(a)                         Hess Parent is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Cotulla Assets are located.

(b)                        Hess Parent is a party capable of making such investigation, inspection, review and evaluation of the Cotulla Assets as a prudent investor would deem appropriate under the circumstances, including with respect to all matters relating to such assets, their value, operation and suitability.

(c)                         In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Hess Parent has relied solely on the basis of its own independent due diligence investigation of the assets it will acquire under this Agreement and the terms and conditions of this Agreement.

Section 6.12  Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending, being contemplated by or, to the Knowledge of Hess Parent, threatened against any Hess Parent.

Section 6.13  Accredited Investor. Hess Parent is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Cotulla Assets and the Texas ORRIs for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

Section 6.14  Capability. Hess Parent has the financial, technical and other capability to consummate the transactions contemplated hereunder and to discharge the liabilities and perform the other obligations that it has assumed pursuant to this Agreement.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1  Consents to Assignment.

(a)                         Efforts to Obtain Consents. Promptly after the Execution Date, each of the Acquiring Parties shall prepare and send notices to the holders of any required consents to assignments requesting consents to the assignment of the assets to be transferred to such Acquiring Party pursuant to Section 2.1. Each of the Acquiring Parties shall use its commercially reasonable efforts to cause such consents to assignment to be obtained and delivered prior to Closing; provided, however, that commercially reasonable efforts shall not include any obligation to pay monies or other consideration in order to obtain a required consent. Each Party shall reasonably cooperate with the other Parties in seeking to obtain such consents to assignment.

(b)                        Cotulla Consents. In no event shall there be transferred at Closing any Cotulla Asset for which a consent requirement has not been satisfied and which the failure to obtain such consent will terminate the applicable Cotulla Asset or interest therein or will result in the rights to be transferred to Hess Parent to be materially impaired. In cases in which the Cotulla Asset subject to such a consent requirement is a Contract and Hess Parent is assigned the Cotulla Property or Cotulla Properties to which the Contract relates, but the Contract is not transferred to Hess Parent due to the un-waived consent requirement, the Parties shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Hess Parent upon receipt of the consent and Hess Parent shall be afforded the economic benefits and burdens of the affected Cotulla Contract to the fullest extent possible. In cases in which (i) the Cotulla Asset subject to such a consent requirement is a Cotulla Property, (ii) the Third Party consent to the transfer of the Cotulla Property is not obtained by Closing and (iii) Hess Parent does not waive the requirement to obtain such consent prior to Closing, the affected Cotulla Property and the Cotulla Assets related to that Cotulla Property shall not be transferred at Closing and the Closing Payment shall be reduced by the Allocated Value of such Cotulla Property and related Cotulla Assets. If an unsatisfied consent requirement with respect to which an adjustment to the Closing Payment is made under Section 3.1(b)(ii) is subsequently satisfied prior to December 31, 2017, then a separate closing shall be held within five Business Days thereof at which (i) ZaZa Energy shall convey the Cotulla Property affected by such consent and related Cotulla Assets to Hess Parent in accordance with this Agreement and (ii) Hess Parent shall pay to ZaZa Energy an amount equal to the Allocated Value of such Cotulla Property and related Cotulla Assets, adjusted in accordance with Section 3.1(b)(ii). If an unsatisfied consent requirement with respect to which an adjustment to the Closing Payment is made under Section 3.1 is not satisfied prior to December 31, 2017, then the Cotulla Property affected by such consent shall be excluded from this Agreement for all purposes and ZaZa Energy shall have no further obligation to convey such Cotulla Property and related Cotulla Assets to Hess Parent.

Section 7.2  Public Announcements; Confidentiality.

(a)                         No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliate or (iii) that such Party has given the other non-Affiliated Parties a reasonable opportunity to review such disclosure prior to its release and such Party has used its reasonable efforts to consult with such other non-Affiliated Parties regarding the contents of such release or announcement. In the case of the disclosures described under subsections (i) and (ii) of this Section 7.2(a), each Party shall use its reasonable efforts to consult with the other non-Affiliated Parties regarding the contents of any such release or announcement prior to making such release or announcement.

(b)                        The Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures to Representatives of the Parties and any disclosures required to perform this Agreement (collectively, the “Confidentiality Restrictions”). The Confidentiality Restrictions shall not restrict: (i) disclosures to prospective bona fide purchasers of any of the assets subject to this Agreement which agree to maintain the confidentiality of all information disclosed, upon terms at least as stringent as those contained herein; or (ii) disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, provided that in the case of such disclosures, each Party shall use its reasonable efforts to consult with the other non-Affiliated Parties regarding the contents of any such disclosure prior to making such disclosure, and provided further that no Party shall be prohibited from further disclosures of information that is already public (through no breach of any confidentiality obligation by the disclosing Party).

Section 7.3  Operation of Business. Except as expressly provided otherwise in this Agreement, or as is otherwise approved by the other Parties hereto, from the Execution Date until the Closing Date, with respect to the assets being transferred by such Transferring Party pursuant to this Agreement, each Transferring Party:

(a)                         will conduct its business related to such assets in the ordinary course consistent with such Party’s recent practices and in accordance with applicable Laws and (except as expressly provided otherwise herein) existing Contracts;

(b)                        will not terminate, amend or execute any Contracts included in such assets or agree to do any of the foregoing;

(c)                         will not terminate, amend or modify any of the Leases included in such assets or agree to do any of the foregoing (except for those Leases that expire because of the failure to drill during the primary term);

(d)                        will maintain insurance coverage on the such assets in the amounts and of the types presently in force;

(e)                         will maintain all Permits, approvals, bonds and guaranties affecting such assets to another Party; and

(f)                           will not transfer, sell, hypothecate, encumber or otherwise dispose of any of such assets or agree to do any of the foregoing, other than sales of Hydrocarbons in the ordinary course of business under existing Contracts or Contracts terminable on 60 days’ notice or less.

Section 7.4  Existing Interests of ZaZa in the Combined Assets. ZaZa Energy will not transfer, sell, encumber or otherwise dispose of any of its interest in any of the Leases, Wells or other properties comprising a part of the Cotulla Assets, Hackberry Assets, Moulton Assets or Sweet Home Assets prior to the Closing, other than sales of Hydrocarbons in the ordinary course of business under existing Contracts or Contracts terminable on 60 days’ notice or less; provided, however, that (a) ZaZa Energy shall have the right to enter into any Contract for the sale of all or any portion of ZaZa Energy’s interest in properties comprising any part of the Hackberry Assets, Moulton Assets or Sweet Home Assets so long as (i) closing of each such sale is conditioned upon the occurrence of Closing hereunder, (ii) the assets being so sold are made subject to the ORRI Conveyances burdening such assets and (iii) the closing of any such sale does not occur until the earlier of (x) 30 days following the Closing and (y) the date upon which all of the ORRI Conveyances affecting such assets are reflected in the real property records where such assets are located, and (b) Hess Parent shall have the right to enter into any Contract for the sale of all or any portion of Hess Parent’s interest in properties comprising any part of the Cotulla Assets so long as the closing of each such sale is conditioned upon, and occurs after, the occurrence of Closing hereunder.

Section 7.5  Outstanding Accounts Payable and Third Party Invoices.

(a)                         Outstanding Accounts Payable Between the Parties. With respect to any amounts or accounts payable or allegedly payable by any Party to the other Parties under the Eagle Ford Existing Agreements, whether or not invoiced by a Party and regardless of when invoiced, incurred or accrued and whether attributable to any period prior to, on or after the

Effective Time (collectively “Outstanding Accounts Payable”), subject to the occurrence of Closing and except for the remedies that any Party may have on account of a breach of any representation, warranty or covenant hereunder, neither the ZaZa Parties, on the one hand, nor Hess Parent, on the other hand, shall have any obligation to pay any such Outstanding Accounts Payable to the other Parties prior to the Closing and, upon Closing, each of such Parties shall release the other with respect to all such Outstanding Accounts Payable pursuant to the terms of the Termination and Mutual Release.

(b)                        Third Party Invoices.

(i)                           Subject to the occurrence of Closing, as between Hess Parent, on the one hand, and the ZaZa Parties, on the other hand, and from and after the date hereof up to the earlier of the Closing and the termination of this Agreement, Hess Parent shall be solely responsible for payment of all reasonable Third Party invoices to the extent relating to operations in connection with the Cotulla Combined Assets, regardless of when invoiced, incurred or accrued and whether attributable to any period before, on or after the Effective Time, excluding any invoices from Sequent Petroleum Management, LLC.

(ii)                        Subject to the occurrence of Closing, as between Hess Parent, on the one hand, and the ZaZa Parties, on the other hand, and from and after the date hereof up to the earlier of the Closing and the termination of this Agreement, the ZaZa Parties shall be solely responsible for all reasonable Third Party invoices to the extent relating to operations in connection with any of the Dilley Acreage Combined Assets, the Hackberry Combined Assets, the Moulton Combined Assets and the Sweet Home Combined Assets, regardless of when invoiced, incurred or accrued and whether attributable to any period before, on or after the Effective Time.

(iii)                     Notwithstanding anything in this Agreement (including, Section 7.5(a) and this Section 7.5(b)) to the contrary, with respect to the Non-Carry Wells, from and after the date hereof, ZaZa Energy will be responsible for and shall pay, upon receipt of invoices from Hess Parent for costs incurred, its working interest share of the costs of drilling and completing (or plugging and abandoning, if applicable) such wells in accordance with the terms of the Eagle Ford Existing Agreements; provided that if Closing occurs, the costs paid by ZaZa Energy with respect to such wells shall be used to adjust the Closing Payment pursuant to Section 3.1 upward, to the extent applicable to the Cotulla Area (other than the Dilley Acreage Assets) or the True-up Payment pursuant to Section 3.2 downward, to the extent applicable to the Dilley Acreage, the Hackberry Area, the Moulton Area or the Sweet Home Area; provided further that Hess Parent agrees that it shall not request any cash advance from ZaZa Energy for such costs under the Eagle Ford Existing Agreements relating to such Non-Carry Wells.

(iv)                    In the event that Closing does not occur, it is the intent of the Parties that the Parties bear their share of all Third Party invoices pursuant to the terms of the Eagle Ford Existing Agreements and the Parties will reconcile the amounts paid and received pursuant to this Section 7.5 to such effect and any amounts owing by one Party to the other Party will be promptly (and in any event, within ten days after receipt of an invoice with respect thereto) be paid to such other Party in immediately available funds.

(v)                       With respect to McJunkin Red Man Invoice, the Parties acknowledge that Hess Parent paid to ZaZa Energy, pursuant to joint interest billings, an aggregate amount equal to $1,391,027.77 that was to be paid to McJunkin in connection with the McJunkin Red Man Invoice and ZaZa Energy has not yet paid to McJunkin such amount received from Hess Parent. ZaZa Energy will reimburse such amount to Hess Parent on or before Closing or, if Hess Parent is not so reimbursed by ZaZa Energy, the Closing Payment shall be adjusted for such amount pursuant to Section 3.1.

(vi)                    ZaZa Energy shall, on or before Closing, pay all due and payable Third Party invoices to the applicable Third Party with respect to the ownership and operation of the Texas Combined Assets except for (A) those Third Party invoices that relate to the Cotulla Area (other than the Dilley Acreage Assets) for which Hess Parent is responsible under the other provisions of this Section 7.5(b), and (B) that portion of the McJunkin Red Man Invoice for which ZaZa Energy is responsible and with respect to which ZaZa Energy is disputing with McJunkin

(vii)                 For the avoidance of doubt, neither Hess Parent, on the one hand, nor any ZaZa Party, on the other hand, shall have the right to settle any portion of any disputed invoice for which such other Party is responsible.

(viii)              On or before the Closing, ZaZa Energy will close the bank account at JPMorgan Chase Bank NA in the name of ZaZa Energy (account number 000000889308938). If any monies are in such account as of the date such account is closed, then such monies will be retained by ZaZa Energy and the Closing Payment will be adjusted downward by the amount of such monies.

Section 7.6  Securities Purchase Agreement Covenants; Releases. ZaZa Parent agrees to (a) deliver to the ZaZa Lenders the financial information described in Schedule B to the Waiver Agreement no later than August 31, 2012, and (ii) satisfy, on or before the date hereof, any conditions to the effectiveness of the consent of the ZaZa Lenders to this Agreement or the consummation of the transactions contemplated hereby and under the Paris Basin PSA. The ZaZa Parties shall use their best efforts to obtain all the Releases on or prior to the Closing.

Section 7.7  Hess France. Until the transfer of all the Paris Basin Assets has been approved by all applicable Governmental Authorities and Hess France is Titleholder of each Paris Basin Permit, ZaZa Parent agrees not to (and agrees to cause its subsidiaries not to) cause Hess France to declare bankruptcy or an equivalent status under applicable French Law.

Section 7.8  Cotulla Title. ZaZa Energy acknowledges that (a) certain overriding royalties interests were reserved by ZaZa Energy in previous assignments of interests of certain of the Cotulla Leases conveyed by ZaZa Energy to Hess Parent (the “Reserved ORRIs”), (b) in addition to such reservation, prior to (or, in some cases, after) such assignments to Hess Parent, ZaZa Energy conveyed certain overriding royalty interests in certain of such Cotulla Leases to Jubalee, Ltd., Sandra Brooks 2003 Family Trust and Gaston Kearby (such parties and any other party to which ZaZa Energy conveyed an overriding royalty interest in a Cotulla Lease, collectively, the “ORRI Owners”, and any such overriding royalty interest conveyed by ZaZa Energy, whether created prior to or after such assignments to Hess Parent and including those created pursuant to the conveyances described in Schedule 7.8, the “ZaZa Created ORRIs”), (c) under the Eagle Ford Existing Agreements, (i) ZaZa Energy is entitled to retain a total of 3% of 8/8 this overriding royalty interest in the Cotulla Leases, proportionately reduced to the collective working interests of both Hess Parent and ZaZa Energy as of the date hereof and proportionately reduced to the extent that such Leases cover less than 100% of the oil and gas estate in and under the lands covered thereby (such percentage, as may be proportionately reduced in accordance with the foregoing, the “Total ZaZa ORRI Percentage”), and (ii) except for the assignments of such retained overriding royalty interests in the Cotulla Leases, ZaZa Energy is prohibited from assigning any overriding royalties interests burdening the Cotulla Leases, (d) the overriding royalty interests created by the Reserved ORRIs and the ZaZa Created ORRIs may be construed to exceed the Total ZaZa ORRI Percentage to which ZaZa Energy is entitled under the Eagle Ford Existing Agreements, (e) the Cotulla Assignment delivered at Closing will include an assignment of the Reserved ORRIs from ZaZa Energy to Hess Parent and it is the intent of the Parties that the ZaZa Parties shall have no interest in the Cotulla Leases as of the consummation of the transactions contemplated hereby, except as provided in the following sentence, and (f) the ORRI Owners’ collective interest in each of the Cotulla Leases shall not exceed the Total ZaZa ORRI Percentage. If, after the Closing but prior to December 31, 2012, any Party discovers that any Lease included in the Cotulla Combined Assets is not burdened by overriding royalty interests held by the ORRI Owners and their heirs, successors and assigns on a collective basis that are equal (in the aggregate) to the Total ZaZa ORRI Percentage, then such Party shall notify the other Parties thereof and, within 10 Business Days following a request therefor by ZaZa Energy, Hess Parent shall convey to ZaZa Energy (by a conveyance in substantially the same form as the Sweet Home ORRI Conveyance but without any warranty of title, express, implied or statutory, except that Hess Parent shall warrant that it has not transferred any working interest in such Lease prior to the date of such assignment) an overriding royalty interest in such Lease equal to that percentage that, together with any other ZaZa Created ORRI burdening such Lease, is equal to (but not exceeding) the Total ZaZa ORRI. Hess Parent shall distribute production reports for the Cotulla Leases to the ORRI Owners on the same basis as such production reports are provided by Hess Parent to the applicable Governmental Authority.

Section 7.9  Further Assurances. After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Parties for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. To the extent any Acquiring Party is assuming the defense of any litigation related to assets such Acquiring Party is acquiring and the applicable Transferring Party is or becomes a party to such litigation, then such Transferring Party shall use its commercially reasonable efforts to cooperate in such defense at the request of the Acquiring Party.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1  Hess Parent’s Conditions to Closing. The obligations of Hess Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Hess Parent), on or prior to Closing, of each of the following conditions precedent:

(a)                         Representations. The representations and warranties of the ZaZa Parties and their Affiliates set forth in (i) Article 5 and (ii) the Paris Basin PSA (in each case) shall be true and correct in all material respects as of the Execution Date and (without regard to the reference of the Execution Date in the introductory sentence of Article 5) as of the Closing Date as though made on and as of the Closing Date.

(b)                        Performance. The ZaZa Parties and their Affiliates shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under (i) this Agreement and (ii) to the extent required to be performed on or prior to the Closing Date, the Paris Basin PSA prior to or on the Closing Date.

(c)                         No Action. (i) No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator, and (ii) no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Paris Basin PSA, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by the Paris Basin PSA, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator.

(d)                        Releases. The ZaZa Lenders shall have delivered all Releases (or be ready, willing and able to deliver such Releases).

(e)                         Stipulation of Interests. ZaZa Energy shall be ready, willing and able to deliver to Hess Parent all Stipulations of Interests executed by the ORRI Owners and ZaZa Energy reasonably required by Hess Parent in order to clarify the title to certain Cotulla Leases and the interests of ZaZa Energy, the ORRI Owners and/or Initial therein immediately following the Closing.

Section 8.2  The ZaZa Parties’ Conditions to Closing. The obligations of the ZaZa Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or wavier by the ZaZa Parties), on or prior to Closing, of each of the following conditions precedent:

(a)                         Representations. The representations and warranties of Hess Parent and its Affiliates set forth in (i) Article 6 (without regard to the reference of the Execution Date in the introductory sentence of Article 6) and (ii) the Paris Basin PSA shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date.

(b)                        Performance. Hess Parent and its Affiliates shall have performed and observed all covenants and agreements to be performed or observed by them under (i) this Agreement and (ii) to the extent required to be performed on or prior to the Closing Date, the Paris Basin PSA prior to or on the Closing Date.

(c)                         No Action. (i) No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator, and (ii) no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Paris Basin PSA, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by the Paris Basin PSA, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator.

ARTICLE 9
CLOSING

Section 9.1  Time and Place of Closing. Consummation of the division of assets and purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by ZaZa Parent and Hess Parent, take place at the offices of Latham & Watkins, located at 811 Main Street, Suite 3700, Houston, Texas 77002, on July 25, 2012 or, if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived as of such date, then within five Business Days of such conditions having been satisfied or waived, subject to the rights of the Parties under Article 10. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2  Obligations of Hess Parent at Closing. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the ZaZa Parties of their obligations pursuant to Section 9.3, Hess Parent shall deliver or cause to be delivered to the ZaZa Parties the following:

(a)                         Counterparts of the Dilley Acreage Assignment, the Hackberry Assignment, the Moulton Assignment and the Sweet Home Assignment, each in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices and duly executed by Hess Parent and acknowledged before a notary public.

(b)                        Counterparts of the Cotulla Assignment in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices and duly executed by Hess Parent and acknowledged before a notary public.

(c)                         Counterparts of the Termination and Mutual Release duly executed by Hess Parent.

(d)                        Counterparts of the Letters-in-lieu of Transfer Order covering the Moulton Assets and, if applicable, other assets subject to any hydrocarbon purchase agreement, duly executed by Hess Parent.

(e)                         A certificate in the form of Exhibit I-1 duly executed by an authorized officer of Hess Parent, dated as of Closing, certifying on behalf of Hess Parent that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(f)                           An executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Hess Parent is not a foreign person within the meaning of the Code.

(g)                        A wire transfer of an amount equal to the Adjusted Closing Payment in immediately available funds to the account(s) designated by ZaZa Energy in writing.

(h)                        If the Adjusted True-up Payment is a positive number, a wire transfer in an amount equal to the Adjusted True-up Payment, in immediately available funds to the account(s) designated by ZaZa Energy in writing.

(i)                            All other instruments, documents and other items reasonably necessary to adequately effectuate the terms of this Agreement, as may be reasonably requested by the ZaZa Parties.

Section 9.3  Obligations of the ZaZa Parties at Closing. At Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Hess Parent of its obligations pursuant to Section 9.2, the ZaZa Parties shall deliver or cause to be delivered to Hess Parent the following:

(a)                         Counterparts of the Dilley Acreage Assignment, the Hackberry Assignment, the Moulton Assignment and the Sweet Home Assignment, each in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices and duly executed by ZaZa Energy and acknowledged before a notary public.

(b)                        Counterparts of the Cotulla Assignment in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices and duly executed by ZaZa Energy and acknowledged before a notary public.

(c)                         Counterparts of the Termination and Mutual Release duly executed by each ZaZa Party.

(d)                        Counterparts of the Letters-in-lieu of Transfer Order covering the Moulton Assets and, if applicable, other assets subject to any hydrocarbon purchase agreement, duly executed by ZaZa Energy.

(e)                         Counterparts of the Hackberry ORRI Conveyance, the Moulton ORRI Conveyance and the Sweet Home ORRI Conveyance duly executed by ZaZa Energy.

(f)                           Counterparts of the Releases duly executed by all ZaZa Lenders required in order to be effective.

(g)                        A certificate in the form of Exhibit I-2 duly executed by an authorized officer of each of the ZaZa Parties, dated as of Closing, certifying on behalf of the ZaZa Parties that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled.

(h)                        An executed statement described in Treasury Regulation § 1.1445-2(b)(2) by ZaZa Parent and/or ZaZa Energy, as applicable.

(i)                            If the Adjusted True-up Payment is a negative number, a wire transfer by ZaZa Energy of an amount equal to the absolute value of the Adjusted True-up Payment, in immediately available funds to the account(s) designated by Hess Parent in writing.

(j)                            A release, in form and substance reasonably satisfactory to Hess Parent from Sequent Petroleum Management, LLC releasing Hess Parent and its Affiliates from any and all claims or obligations.

(k)                         All other instruments, documents and other items reasonably necessary to adequately effectuate the terms of this Agreement, as may be reasonably requested by Hess Parent.

Section 9.4  Closing Payment, True-up Payment and Post-Closing Adjustments.

(a)                         Not later than two days prior to the Closing Date, Hess Parent shall prepare and deliver to ZaZa Energy, based upon the best information available to Hess Parent at such time, a preliminary settlement statement estimating separately (i) the initial Adjusted Closing Payment after giving effect to all Closing Payment adjustments set forth in Section 3.1, and (ii) the initial Adjusted True-up Payment after giving effect to all True-up Payment adjustments set forth in Section 3.2. Each of such estimates delivered in accordance with this Section 9.4(a) shall constitute the amount used to determine the amounts to be paid at Closing pursuant to Section 9.2(g) and, as the case may be, Section 9.3(i) or 9.2(h). A template of such preliminary settlement statement is attached hereto as Schedule 9.4.

(b)                        As soon as reasonably practicable after the Closing but not later than the 120th day following the Closing Date, Hess Parent shall prepare and deliver to ZaZa Energy a statement setting forth the final calculation of each of the Adjusted Closing Payment and the Adjusted True-up Payment and showing the calculation of each such adjustment, based, to the extent possible, on actual credits, charges, receipts and other items prior to, on and after the Effective Time. Hess Parent shall, at ZaZa Energy’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Hess Parent’s statement hereunder, ZaZa Energy shall deliver to Hess Parent a written report containing any changes that ZaZa Energy proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Adjusted Closing Payment and Adjusted True-up Payment no later than 180 days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the remaining matters in dispute to the Houston office of Deloitte LLP for review and final determination by arbitration. The accounting firm shall conduct the arbitration proceedings in Houston in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Closing Payment or the True-up Payment, the accounting firm shall not increase the Closing Payment or the True-up Payment (as applicable) more than the largest increase proposed by a Party nor decrease the Closing Payment or the True-up Payment (as applicable) more than the largest decrease proposed by a Party. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. Hess Parent and ZaZa Energy shall each bear its own legal and accounting fees and other costs of presenting its case. Hess Parent shall bear one-half and ZaZa Energy shall bear one-half of the costs and expenses of the accounting firm conducting the arbitration. Within ten days after the earlier of (i) the expiration of ZaZa Energy’s 30-day review period without delivery of any written report containing proposed changes to Hess Parent’s proposed statement or (ii) the date on which the Parties finally determine the Adjusted Closing Payment and the Adjusted True-up Payment or the accounting firm finally determines the disputed matters, as applicable, (A)(1) if the final Adjusted True-up Payment is a negative number and the absolute value of such number exceeds the amount paid by ZaZa Energy to Hess Parent (if any) pursuant to Section 9.3(i), then ZaZa Energy shall pay to Hess Parent the excess amount, (2) if the final Adjusted True-up Payment is a negative number and Hess Parent paid an amount to ZaZa Energy pursuant to Section 9.2(h), then ZaZa Energy shall pay the sum of the absolute value of each of such amounts to Hess Parent, (3) if the final Adjusted True-up Payment is a negative number and the absolute value of such number does not exceed the amount paid by ZaZa Energy to Hess Parent (if any) pursuant to Section 9.3(i), then Hess Parent shall pay to ZaZa Energy the difference between the absolute value of each of such amounts, (4) if the final Adjusted True-up Payment is a positive number and such amount exceeds the amount paid by Hess Parent to ZaZa Energy (if any) pursuant to Section 9.2(h), then Hess Parent shall pay the difference between such amounts to ZaZa Energy, (5) if the final Adjusted True-up Payment is a positive number and ZaZa Energy paid an amount to Hess Parent pursuant to Section 9.3(i), then Hess Parent shall pay the sum of such amounts to ZaZa Energy, and (6) if the final adjusted True-up Payment is a positive number and such number does not exceed the amount paid by Hess Parent to ZaZa Energy (if any) pursuant to Section 9.2(h), then ZaZa Energy shall pay to Hess Parent the difference between such amounts, and (B) if the final Adjusted Closing Payment exceeds the estimated Adjusted Closing Payment paid at Closing, then Hess Parent shall pay to ZaZa Energy the difference between the amounts and if the final Adjusted Closing Payment is less than the estimated Adjusted Closing Payment paid at Closing, then ZaZa Energy shall pay to Hess Parent the difference. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest from the Closing Date to the date of payment at the Prime Rate.

(c)                         Notwithstanding anything herein to the contrary, in the event that any Party is required to make any payment under Section 9.2 or Section 9.3 and such Party is also entitled to receive a payment under Section 9.2 or Section 9.3, then the Parties shall offset any such amounts that may be payable to one Party and owing to another Party such that only one net payment shall be made to the Party that is due monies under this Agreement pursuant to Section 9.2 or Section 9.3 after giving effect to all amounts due or payable under this Agreement.

(d)                        ZaZa Energy shall assist Hess Parent in the preparation of the final statement of the Adjusted Closing Payment and Adjusted True-up Payment under Section 9.4(b) by furnishing invoices and receipts in ZaZa Energy’s or any of its Affiliates’ or Sequent Petroleum Management LLC’s possession, reasonable access to personnel of such Persons, and such other assistance as may be reasonably requested by Hess Parent to facilitate such process post-Closing.

(e)                         All payments made or to be made under this Agreement to Hess Parent shall be made by electronic transfer of immediately available funds to the accounts designated by Hess Parent. All payments made or to be made hereunder to ZaZa Energy shall be by electronic transfer or immediately available funds to a bank and account specified by ZaZa Energy in writing to Hess Parent.

ARTICLE 10
TERMINATION

Section 10.1  Termination. This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of ZaZa Parent and Hess Parent; (b) by Hess Parent if any of the ZaZa Parties defaults in any material respect after the Execution Date under the Securities Purchase Agreement (including the failure to make any interest payment due thereunder or in connection with the documents executed in connection therewith), (c) by either Party if the Paris Basin PSA is terminated prior to the Closing or (d) by either Party if Closing has not occurred on or before September 28, 2012; provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1(d) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 10.2  Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 1.2, 7.2, 7.5(b)(iv), 10.1 and 10.2 and Article 13 (other than Section 13.3(a), 13.12, 13.14, 13.15 and 13.17) and such definitions in Appendix A as may be necessary to give context to any of such surviving Sections and Articles, which provisions shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve a Party, subject to Section 13.11, from liability for any material breach of any representation or warranty hereunder or the failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.

ARTICLE 11
ASSUMPTION; INDEMNIFICATION

Section 11.1  Assumption by the Parties.

(a)                         Without limiting the rights of Hess Parent (including Hess Parent’s rights to indemnity under Section 11.2) with respect to any breach of any representation, warranty or covenant of any ZaZa Party under this Agreement, upon Closing Hess Parent hereby assumes the Cotulla Assumed Obligations and Hess Parent agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of such obligations so assumed.

(b)                        Without limiting the rights of the ZaZa Parties (including the ZaZa Parties’ rights to indemnity under Section 11.2) with respect to any breach of any representation, warranty or covenant of Hess Parent under this Agreement, upon Closing, ZaZa Energy hereby assumes the ZaZa Assumed Obligations and agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of such obligations.

Section 11.2  Indemnification.

(a)                         Effective as of the Closing, but without prejudice to any remedies that Hess Parent may have on account of a breach by any ZaZa Party of any representation, warranty or covenant contained herein, Hess Parent hereby indemnifies, defends and holds harmless each member of the ZaZa Group from and against all Damages incurred, suffered by or asserted against any of such Persons to the extent:

(i)                           caused by or arising out of or resulting from the Hess Assumed Obligations, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE ZAZA GROUP;

(ii)                        caused by or arising out of or resulting from Hess Parent’s breach of any of its covenants or agreements contained in this Agreement; or

(iii)                     caused by or arising out of or resulting from any breach of any representation or warranty made by Hess Parent contained in this Agreement or in the officer’s certificate delivered by Hess Parent at Closing pursuant to Section 9.2.

(b)                        Effective as of the Closing, but without prejudice to any remedies that any ZaZa Party may have on account of a breach by Hess Parent of any representation, warranty or covenant contained herein, the ZaZa Parties hereby, jointly and severally, indemnify, defend and hold harmless each member of the Hess Group from and against all Damages incurred, suffered by or asserted against any of such Persons to the extent:

(i)                           caused by or arising out of or resulting from the ZaZa Assumed Obligations, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT),

STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE HESS GROUP;

(ii)                        caused by or arising out of or resulting from any ZaZa Party’s breach of any of its covenants or agreements contained in this Agreement; or

(iii)                     caused by or arising out of or resulting from any breach of any representation or warranty made by any ZaZa Party contained in this Agreement or in the officer’s certificate delivered by the ZaZa Parties at Closing pursuant to Section 9.3.

(c)                         The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Hess Group and the ZaZa Group, as applicable; provided, however, that any claim for indemnity under this Section 11.2 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Hess Group and the ZaZa Group) other than Hess Parent or a ZaZa Party shall have any rights against any other Indemnified Person under the terms of this Section 11.2 except as may be exercised on its behalf by Hess Parent or a ZaZa Party, as applicable, pursuant to this Section 11.2(c). Each of Hess Parent and each ZaZa Party may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 11.3  Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)                         For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b)                        To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent and only to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)                         In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it elects to defend the Indemnified Person against such Third Person Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person elects to defend the Indemnified Person, it shall be deemed to have elected not to defend the Indemnified Person hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)                        If the Indemnifying Person elects to defend the Indemnified Person, then it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)                         If the Indemnifying Person does not elect to defend, or elects to defend but fails to diligently defend or settle, the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 30 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement and assume responsibility for the further defense and resolution of such Third Party Claim. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its indemnification obligation in writing, the Indemnified Person shall be deemed to have waived any right to indemnity therefor, otherwise any such settlement by the Indemnified Person shall be at the sole cost and expense of the Indemnifying Person and subject to the provisions in Section 11.3(d) above.

(f)                           In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed obligated to provide such indemnification hereunder.

Section 11.4  Survival; Exclusive Remedy.

(a)                         The Parties’ respective representations and warranties in Article 5 and Article 6 hereunder shall terminate two years after the Closing Date; provided, however, that the representations and warranties in (i) Section 5.1, Section 5.2, Section 5.3, Section 5.19, Section 5.21. Section 5.22, Section 6.1, Section 6.2, Section 6.3, Section 6.11, Section 6.13 and Section 6.14 shall survive the Closing without limitation as to duration and (ii) Section 5.5, Section 5.6, Section 5.8, Section 5.20, Section 6.5, Section 6.6, Section 6.8 and Section 6.12 shall survive the Closing until the date that is 90 days after the expiration of the applicable statute of limitations (as to each representation and warranty, such period being referred to herein as its “Survival Period”).

(b)                        After Closing, absent fraud, the terms and provisions of this Article 11 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect claims arising from any breach of any of the representations and warranties of the Parties set forth in this Agreement. With respect to any claim arising from or relating to an alleged breach of a Party’s representations and warranties hereunder, a Claim Notice in accordance with Section 11.3 must be delivered by the Indemnified Person to the Indemnifying Person prior to the expiration of the applicable Survival Period or such claim shall be deemed waived.

ARTICLE 12
TAX MATTERS

Section 12.1  Tax Matters. For United States federal and applicable state income and similar tax purposes (“Tax Purposes”) the Parties agree to treat the transactions subject to this Agreement as follows, except as otherwise required by applicable Law: (i) a contribution by Hess Parent of the Closing Payment, as adjusted, to the Eagle Ford Tax Partnership and a distribution thereof by the Eagle Ford Tax Partnership to ZaZa Energy in lieu of any interest that ZaZa Energy might otherwise have in the Cotulla Area assets treated as distributed by such tax partnership to Hess Parent; and (ii) transfers by each of the Hackberry Tax Partnership and the Eagle Ford Tax Partnership of the assets (or interests carved out of such assets) deemed for Tax Purposes to be held by such arrangements to ZaZa Energy and Hess Parent as provided herein in termination and liquidation thereof..

Section 12.2  Characterization of Certain Payments. The Parties agree that any payments made pursuant to Article 11 or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Closing Payment or the True-up Payment (as applicable) unless otherwise required by Law.

ARTICLE 13
MISCELLANEOUS

Section 13.1  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. A Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2  Notice. All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English, and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Hess Parent:

Hess Corporation

1501 McKinney Street

Houston, Texas 77010

Attention: J. Douglas Eisele, Director US Exploration & Production

Telephone: 713-496-7355

Fax: 713-496-8041

With a copy to:

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Attention: Timothy B. Goodell, General Counsel

Telephone: 212-536-8004

Fax: 212-536-8241

If to a ZaZa Party:

ZaZa Energy Corporation

1301 McKinney Street, Suite 3000

Houston, Texas 77010

Attention: Scott Gaille, Chief Compliance Officer

Telephone: 713-595-1900

Fax: 713-595-1919

A Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3  Tax, Recording Fees, Similar Taxes & Fees.

(a)                             Tax, Recording Fees, and Similar Taxes. The ZaZa Parties shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transfers of the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets and the Sweet Home Assets or arising in connection with the Releases. Hess Parent shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transfers of the Cotulla Assets or the Texas ORRIs.

(b)                            Other Fees. Except as otherwise provided herein (including pursuant to Section 13.3(a)), all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.4  Governing Law; Arbitration.

(a)                         Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                        Arbitration. Any Texas Dispute shall be exclusively and definitively resolved through final and binding arbitration under the Rules of Arbitration of the ICC and the other provisions of Exhibit K, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Texas Disputes regardless of whether some or all of such disputes allegedly (i) are extra-contractual in nature, (ii) sound in contract, tort, or otherwise, (iii) are provided by federal or state statute, common law or otherwise, or (iv) seek damages or any other relief, whether at law in equity or otherwise.

Section 13.5  Waivers. Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.6  Assignment. No Party shall assign all or any part of this Agreement, nor shall a Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.7  Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written (including the HOA), of the Parties pertaining to the subject matter hereof.

Section 13.8  Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.9  No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Hess Parent or a ZaZa Party to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 11.2 to the Persons described therein.

Section 13.10  Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.11  Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF HESS PARENT OR ANY MEMBER OF THE HESS GROUP, ON THE ONE HAND, OR THE ZAZA PARTIES OR ANY MEMBER OF THE ZAZA GROUP, ON THE OTHER HAND, SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, HESS PARENT, ON BEHALF OF EACH MEMBER OF THE HESS GROUP, AND THE ZAZA PARTIES, ON BEHALF OF EACH MEMBER OF THE ZAZA GROUP, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12  Recording. As soon as practicable after Closing, Hess Parent shall record the Texas Assignments, the ORRI Conveyances and the Releases in the appropriate counties where the properties covered thereby are located. Hess Parent shall provide copies of all recorded instruments to ZaZa Energy as soon as is reasonably practicable.

Section 13.13  Disclaimers. (a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OR ARTICLE 6, (I) NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EACH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO EACH ACQUIRING PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY OTHER PARTY BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ANOTHER PARTY OR ANY OF ITS AFFILIATES).

(b)                             EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OR ARTICLE 6, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO ANY ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM ANY ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF ANY ASSETS OR FUTURE REVENUES TO BE GENERATED BY ANY ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM ANY ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY PARTY OR THIRD PARTIES WITH RESPECT TO ANY ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ANOTHER PARTY OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EACH PARTY FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EACH ACQUIRING PARTY SHALL BE DEEMED TO BE OBTAINING THE ASSETS TRANSFERRED TO IT IN THEIR

PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT EACH ACQUIRING PARTY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS SUCH ACQUIRING PARTY DEEMS APPROPRIATE.

(c)                             EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 5, NO PARTY HAS MADE, AND NO PARTY WILL MAKE, ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR THE TEXAS ASSIGNMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND EACH ACQUIRING PARTY SHALL BE DEEMED TO BE TAKING THE ASSETS BEING TRANSFERRED TO IT “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND EACH ACQUIRING PARTY HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS SUCH ACQUIRING PARTY DEEMS APPROPRIATE.

(d)                             THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN CAPITALIZED BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.14  Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the film and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.15  Delivery of Records. Each Transferring Party shall deliver to the Acquiring Party the Records that constitute a part of the assets that the Acquiring Party is acquiring pursuant to this Agreement within 30 days following Closing. Each Transferring Party shall be entitled to retain copies of any of the Records delivered to an Acquiring Party pursuant hereto.

Section 13.16  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.17  Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy or of posting any bond, in addition to any other remedy available at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

HESS CORPORATION

By:	/s/ Lee Tacon
	Lee Tacon, Vice President	TKG

ZAZA ENERGY CORPORATION

By:	/s/ Todd Brooks
Todd Brooks, President

ZAZA ENERGY, LLC

By:	/s/ Todd Brooks
Todd Brooks, Manager

[Signature Page]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN DIVISION OF ASSETS

AGREEMENT

DEFINITIONS

“Acquiring Party” means, with respect to (a) any of the Texas Assets, the Party that is acquiring the working interests in such assets from the Transferring Party, and (b) any Texas ORRI, Hess Parent.

“Adjusted Closing Payment” has the meaning set forth in Section 3.1.

“Adjusted True-up Payment” has the meaning set forth in Section 3.2

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 4.1.

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) based upon operation or ownership of the assets in question or the production of Hydrocarbons therefrom; but excluding, for the avoidance of doubt, income, capital gains or franchise taxes.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays in the United States.

“Casualty Loss” has the meaning set forth in Section 4.2.

“Central Time” means the central standard time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Restrictions” has the meaning set forth in Section 7.2(b).

Appendix A-1

“Contracts” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; operating agreements; area of mutual interest agreements (including any similar agreements); balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; and other similar Contracts, but excluding, however, any Lease, Easement, Permit or other instrument creating or evidencing an interest in the Lease or Easement or any other real or immovable property.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Cotulla Area” means Frio County, LaSalle County, Dimmit County and Zavala County, Texas.

“Cotulla Assets” means, excluding the Dilley Acreage Assets, all of ZaZa Energy’s right, title and interest in and to the following:

(a)           (i) the Leases described in Exhibit A-1 and (ii) to the extent, and only to the extent, located within the Cotulla Area, all other Leases that are not described in Exhibit A-1 (collectively, the “Cotulla Leases”);

(b)           all Units associated with the Cotulla Leases (the “Cotulla Units”);

(c)           all Wells located upon the Cotulla Leases or Cotulla Units, including the Wells described in Exhibit A-2 (the “Cotulla Wells”);

(d)           all Pipelines located upon the Cotulla Leases, Cotulla Units and/or Cotulla Easements or used or held for use in connection therewith (the “Cotulla Pipelines”);

(e)           all Easements and, to the extent assignable, all Permits (in each case) located upon the Cotulla Leases or Cotulla Units or used or held for use in connection therewith, including the Easements and Permits described in Exhibit A-3 (collectively, the “Cotulla Easements,” and together with the Cotulla Leases, Cotulla Units, Cotulla Wells and Cotulla Pipelines, the “Cotulla Properties”);

(f)            all Personal Property located upon the Cotulla Properties or used or held for use in connection therewith (the “Cotulla Personal Property”);

(g)           all Contracts (i) to the extent applicable to the Cotulla Properties or other Cotulla Assets or to the production of Hydrocarbons therefrom and (ii) by which Hess Parent will be bound or the Cotulla Properties will be subject on or after the Effective Time, including the Contracts described in Exhibit A-4 (collectively, the “Cotulla Contracts”);

Appendix A-2

(h)           all Hydrocarbons produced from or attributable to the Cotulla Leases, the Cotulla Units or the Cotulla Wells on and after the Effective Time;

(i)            all geophysical and other seismic and related technical data and information relating to the Cotulla Properties held by ZaZa Energy, except to the extent that such geophysical and other seismic and related technical data and information is not transferable due to Third Party transfer restrictions or is transferable only with the payment of a fee or other consideration (unless Hess Parent has agreed in writing to pay such fee or consideration);

(j)            all claims and causes of action held by ZaZa Energy or its Affiliates with respect to the ownership or operation of the other Cotulla Assets; and

(k)           all Records relating to the Cotulla Properties and/or other Cotulla Assets (the “Cotulla Records”).

The term “Cotulla Assets” shall not include any of the following: (i) all rights and interests of ZaZa Energy or its Affiliates (x) under any policy or agreement of insurance held by any ZaZa Party or its Affiliates, and (y) under any bond held by any ZaZa Party or its Affiliates, (ii) any Tax refunds or Tax carry-forward amounts attributable to such assets prior to the Effective Time, (iii) vehicles, (iv) any of ZaZa Energy’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos, (v) any interpretive data or information prepared by ZaZa Energy or its Affiliates; and (vi) that certain Gas Gathering Agreement dated February 1, 2012 between ZaZa Energy and Frio LaSalle Pipeline, LP..

“Cotulla Assignment” means the Quitclaim and Bill of Sale (Cotulla) in the form of Exhibit F-lA and the Assignment and Bill of Sale (Cotulla) in the form of Exhibit F-1B

“Cotulla Assumed Obligations” means all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from, the Cotulla Combined Assets, whether prior to, on or after the Effective Time, including obligations and liabilities arising prior to, on or after the Effective Time relating in any manner to the condition, use, ownership or operation of the Cotulla Combined Assets and further including obligations arising prior to, on or after the Effective Time to (a) furnish makeup gas or settle Imbalances attributable to the Cotulla Combined Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Cotulla Combined Assets, (c) pay the proportionate share attributable to the Cotulla Combined Assets to properly plug and abandon any and all of the Cotulla Wells, including those of such Wells that are temporarily abandoned, (d) pay the proportionate share attributable to the Cotulla Combined Assets to dismantle or decommission and remove any of the Cotulla Properties and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Cotulla Combined Assets, (e) pay the proportionate share attributable to the Cotulla Combined Assets to abandon, clean up, restore or remediate the premises covered by or related to the Cotulla Combined Assets in accordance with applicable agreements and Laws, (f) pay the proportionate share attributable to the Cotulla Combined Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Cotulla Leases and the Cotulla Contracts, or as required by any Law, (g) obtain any required

Appendix A-3

consent to assign with respect to the assignment of the Cotulla Combined Assets and (h) pay Asset Taxes with respect to the Cotulla Combined Assets, whether relating to periods prior to, on or after the Effective Time; but excluding, in all such instances (i) matters for which the ZaZa Parties are obligated to indemnify the Hess Group pursuant to Section 11.2(b)(ii) or Section 11.2(b)(iii), (ii) any payments or amounts owed to Sequent Petroleum Management LLC, (iii) for the avoidance of doubt, any obligation or liability relating to the Dilley Acreage Assets, and (iv) all Taxes for which the ZaZa Parties are responsible hereunder.

“Cotulla Combined Assets” means the Cotulla Assets and all of Hess Parent’s interests acquired pursuant to the Eagle Ford Existing Agreements prior to Closing in the same assets underlying and comprising a part of the Cotulla Assets.

“Cotulla Contracts” has the meaning set forth in subsection (g) of the definition of Cotulla Assets.

“Cotulla Easements” has the meaning set forth in subsection (e) of the definition of Cotulla Assets.

“Cotulla Leases” has the meaning set forth in subsection (a) of the definition of Cotulla Assets.

“Cotulla Personal Property” has the meaning set forth in subsection (f) of the definition of Cotulla Assets.

“Cotulla Pipelines” has the meaning set forth in subsection (d) of the definition of Cotulla Assets.

“Cotulla Properties” has the meaning set forth in subsection (e) of the definition of Cotulla Assets.

“Cotulla Records” has the meaning set forth in subsection (k) of the definition of Cotulla Assets.

“Cotulla Sales Agreement” has the meaning set forth in Section 2.3(b)(i).

“Cotulla Units” has the meaning set forth in subsection (b) of the definition of Cotulla Assets.

“Cotulla Wells” has the meaning set forth in subsection (c) of the definition of Cotulla Assets.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury, illness or death, property damage or loss, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity.

Appendix A-4

“Dilley Acreage Assets” means all of Hess Parent’s right, title and interest in and to the following:

(a)           the Leases described in Exhibit B-1 (collectively, the “Dilley Acreage Leases”);

(b)           all Units associated with the Dilley Acreage Leases (the “Daley Acreage Units”);

(c)           all Wells located upon the Dilley Acreage Leases or Dilley Acreage Units, including the Wells described in Exhibit B-2 (the “Dilley Acreage Wells”);

(d)           all Pipelines located upon the Dilley Acreage Leases, Dilley Acreage Units and/or Dilley Acreage Easements or used or held for use in connection therewith (the “Dilley Acreage Pipelines”);

(e)           all Easements and, to the extent assignable, all Permits (in each case) located upon the Dilley Acreage Leases or Dilley Acreage Units or used or held for use in connection therewith, including the Easements and Permits described in Exhibit B-3 (collectively, the “Dilley Acreage Easements,” and together with the Dilley Acreage Leases, Dilley Acreage Units, Dilley Acreage Wells and Dilley Acreage Pipelines, the “Dilley Acreage Properties”);

(f)            all Personal Property located upon the Dilley Acreage Properties or used or held for use in connection therewith (the “Dilley Acreage Personal Property”);

(g)           all Contracts (i) to the extent applicable to the Dilley Acreage Properties or other Dilley Acreage Assets or to the production of Hydrocarbons therefrom and (ii) by which ZaZa Energy will be bound or the Dilley Acreage Properties will be subject on or after the Effective Time, including the Contracts described in Exhibit B-4 (collectively, the “Dilley Acreage Contracts”);

(h)           all Hydrocarbons produced from or attributable to the Dilley Acreage Leases, the Dilley Acreage Units or the Dilley Acreage Wells on and after the Effective Time;

(i)            all geophysical and other seismic and related technical data and information relating to the Dilley Acreage Properties held by Hess Parent, except to the extent that such geophysical and other seismic and related technical data and information is not transferable due to Third Party transfer restrictions or is transferable only with the payment of a fee or other consideration (unless ZaZa Energy has agreed in writing to pay such fee or consideration);

(j)            all claims and causes of action held by Hess Parent or its Affiliates with respect to the ownership or operation of the other Dilley Acreage Assets; and

(k)           all Records relating to the Dilley Acreage Properties and/or other Dilley Acreage Assets (the “Dilley Acreage Records”).

Appendix A-5

The term “Dilley Acreage Assets” shall not include any of the following: (i) all rights and interests of Hess Parent or its Affiliates (x) under any policy or agreement of insurance held by Hess Parent or its Affiliates, and (y) under any bond held by Hess Parent or its Affiliates, (ii) any Tax refunds or Tax carry-forward amounts attributable to such assets prior to the Effective Time, (iii) vehicles, (iv) any of Hess Parent’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos, and (v) any interpretive data or information prepared by Hess Parent or its Affiliates.

“Dilley Acreage Assignment” means the Quitclaim and Bill of Sale (Dilley Acreage) in the form of Exhibit F-2A and the Assignment and Bill of Sale (Dilley Acreage) in the form of Exhibit F-3B.

“Dilley Acreage Assumed Obligations” means all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from, the Dilley Acreage Combined Assets whether prior to, on or after the Effective Time, including obligations and liabilities arising prior to, on or after the Effective Time relating in any manner to the condition, use, ownership or operation of the Dilley Acreage Combined Assets and further including obligations arising prior to, on or after the Effective Time to (a) furnish makeup gas or settle Imbalances attributable to the Dilley Acreage Combined Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Dilley Acreage Combined Assets, (c) pay the proportionate share attributable to the Dilley Acreage Combined Assets to properly plug and abandon any and all of the Dilley Acreage Wells, including those of such Wells that are temporarily abandoned, (d) pay the proportionate share attributable to the Dilley Acreage Combined Assets to dismantle or decommission and remove any of the Dilley Acreage Properties and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Dilley Acreage Combined Assets, (e) pay the proportionate share attributable to the Dilley Acreage Combined Assets to abandon, clean up, restore or remediate the premises covered by or related to the Dilley Acreage Combined Assets in accordance with applicable agreements and Laws, (f) pay the proportionate share attributable to the Dilley Acreage Combined Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Dilley Acreage Leases and the Dilley Acreage Contracts, or as required by any Law, (g) obtain any required consent to assign with respect to the assignment of the Dilley Acreage Combined Assets and (h) pay Asset Taxes with respect to the Dilley Acreage Combined Assets, whether relating to periods prior to, on or after the Effective Time; but excluding, in all such instances (i) matters for which Hess Parent is obligated to indemnify the ZaZa Group pursuant to Section 11.2(a)(ii) or Section 11.2(a)(iii) and (ii) all Taxes for which Hess Parent is responsible hereunder.

“Dilley Acreage Combined Assets” means the Dilley Acreage Assets and all of ZaZa Energy’s interests acquired pursuant to the Eagle Ford Existing Agreements prior to Closing in the same assets underlying and comprising a part of the Dilley Acreage Assets.

“Dilley Acreage Contracts” has the meaning set forth in subsection (g) of the definition of Dilley Acreage Assets.

Appendix A-6

“Dillev Acreage Easements” has the meaning set forth in subsection (e) of the definition of Dilley Acreage Assets.

“Dilley Acreage Leases” has the meaning set forth in subsection (a) of the definition of Dilley Acreage Assets.

“Dilley Acreage Personal Property” has the meaning set forth in subsection (f) of the definition of Dilley Acreage Assets.

“Dilley Acreage Pipelines” has the meaning set forth in subsection (d) of the definition of Dilley Acreage Assets.

“Dillev Acreage Properties” has the meaning set forth in subsection (e) of the definition of Dilley Acreage Assets.

“Dilley Acreage Records” has the meaning set forth in subsection (k) of the definition of Dilley Acreage Assets.

“Dilley Acreage Units” has the meaning set forth in subsection (b) of the definition of Dilley Acreage Assets.

“Dilley Acreage Wells” has the meaning set forth in subsection (c) of the definition of Dilley Acreage Assets.

“Eagle Ford EDA” has the meaning set forth in the Recitals of this Agreement.

“Eagle Ford Existing Agreements” has the meaning set forth in the Recitals of this Agreement.

“Eagle Ford JOAs” has the meaning set forth in the Recitals of this Agreement.

“Eagle Ford Overrides” means the overriding royalty interests that, as of June 8, 2012, have been received by ZaZa Energy (whether or not assigned by ZaZa Energy and whether or not recorded in the applicable county records) pursuant to the terms of the Eagle Ford Existing Agreements.

“Eagle Ford Tax Partnership” means that certain partnership relationship currently existing (solely for federal Tax purposes) between ZaZa Energy and Hess Parent pursuant to the Eagle Ford Existing Agreements.

“Easements” means all surface fee interests, easements, licenses, servitudes, rights-of-way, surface leases and other rights to use the surface.

“Effective Time” means June 1, 2012 as of 12:00 am in the jurisdiction where the applicable property being transferred is located; provided that with respect to any Texas ORRI, such time shall be 12:01 am in the jurisdiction where the property burdened by such Texas ORRI is located.

Appendix A-7

“Environmental Laws” means CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et. seq.; the Clean Air Act, 42 U.S.C. § 7401 et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et. seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et. seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et. seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets. The term “Environmental Laws” shall include all amendments of the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation and disposal and decontamination of wastes and contaminated media), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the property in question or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, illness or death, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the property in question.

“Excluded Records” means, with respect to each of the Cotulla Assets, the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets and the Sweet Home Assets, (a) all corporate, financial, income and franchise Tax and legal records of the Party transferring such assets pursuant hereto that relate to such Party’s business generally, (b) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law (in each case) without payment of fees or other material penalties, (c) all legal records and legal files of the Party transferring such assets and all other work product of and attorney-client communications with any of such transferring Party’s legal counsel (other than copies of (i) title opinions, (ii) Contracts, Leases and Permits, and (iii) records and files with respect to any previous litigation matters relating to such assets or litigation or claims which the receiving Party is assuming), and (d) personnel records.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Funding Agreement” has the meaning set forth in the Recitals.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative,

Appendix A-8

executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hackberry Area” means Lavaca County, Fayette County and Colorado County, Texas.

“Hackberry Assets” means all of Hess Parent’s right, title and interest in and to the following:

(a)           (i) the Leases described in Exhibit C-1 and (ii) to the extent, and only to the extent, located within the Hackberry Area, all other Leases that are not described in Exhibit C-1 (collectively, the “Hackberry Leases”);

(b)           all Units associated with the Hackberry Leases (the “Hackberry Units”);

(c)           all Wells located upon the Hackberry Leases or Hackberry Units, including the Wells described in Exhibit C-2 (the “Hackberry Wells”);

(d)           all Pipelines located upon the Hackberry Leases, Hackberry Units and/or Hackberry Easements or used or held for use in connection therewith (the “Hackberry Pipelines”);

(e)           all Easements and, to the extent assignable, all Permits (in each case) located upon the Hackberry Leases or Hackberry Units or used or held for use in connection therewith, including the Easements and Permits described in Exhibit C-3 (collectively, the “Hackberry Easements,” and together with the Hackberry Leases, Hackberry Units, Hackberry Wells and Hackberry Pipelines, the “Hackberry Properties”);

(f)            all Personal Property located upon the Hackberry Properties or used or held for use in connection therewith (the “Hackberry Personal Property”);

(g)           all Contracts (i) to the extent applicable to the Hackberry Properties or other Hackberry Assets or to the production of Hydrocarbons therefrom and (ii) by which ZaZa Energy will be bound or the Hackberry Properties will be subject on or after the Effective Time, including the Contracts described in Exhibit C-4 (collectively, the “Hackberry Contracts”);

(h)           all Hydrocarbons produced from or attributable to the Hackberry Leases, the Hackberry Units or the Hackberry Wells on and after the Effective Time;

(i)            all geophysical and other seismic and related technical data and information relating to the Hackberry Properties held by Hess Parent, except to the extent that such geophysical and other seismic and related technical data and information is not transferable due to Third Party transfer restrictions or is transferable only with the payment of a fee or other consideration (unless ZaZa Energy has agreed in writing to pay such fee or consideration);

(j)            all claims and causes of action held by Hess Parent or its Affiliates with respect to the ownership or operation of the other Hackberry Assets; and

Appendix A-9

(k)           all Records relating to the Hackberry Properties and/or other Hackberry Assets (the “Hackberry Records”).

The term “Hackberry Assets” shall not include any of the following: (i) all rights and interests of Hess Parent or its Affiliates (x) under any policy or agreement of insurance held by Hess Parent or its Affiliates, and (y) under any bond held by Hess Parent or its Affiliates, (ii) any Tax refunds or Tax carry-forward amounts attributable to such assets prior to the Effective Time, (iii) vehicles, (iv) any of Hess Parent’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos, and (v) any interpretive data or information prepared by Hess Parent or its Affiliates.

“Hackberry Assignment” means the Quitclaim and Bill of Sale (Hackberry) in the form of Exhibit F-3A and the Assignment and Bill of Sale (Hackberry) in the form of Exhibit F-3B.

“Hackberry Assumed Obligations” means all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from, the Hackberry Combined Assets whether prior to, on or after the Effective Time, including obligations and liabilities arising prior to, on or after the Effective Time relating in any manner to the condition, use, ownership or operation of the Hackberry Combined Assets and further including obligations arising prior to. on or after the Effective Time to (a) furnish makeup gas or settle Imbalances attributable to the Hackberry Combined Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Hackberry Combined Assets, (c) pay the proportionate share attributable to the Hackberry Combined Assets to properly plug and abandon any and all of the Hackberry Wells, including those of such Wells that are temporarily abandoned, (d) pay the proportionate share attributable to the Hackberry Combined Assets to dismantle or decommission and remove any of the Hackberry Properties and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Hackberry Combined Assets, (e) pay the proportionate share attributable to the Hackberry Combined Assets to abandon, clean up, restore or remediate the premises covered by or related to the Hackberry Combined Assets in accordance with applicable agreements and Laws, (f) pay the proportionate share attributable to the Hackberry Combined Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Hackberry Leases and the Hackberry Contracts, or as required by any Law, (g) obtain any required consent to assign with respect to the assignment of the Hackberry Combined Assets and (h) pay Asset Taxes with respect to the Hackberry Combined Assets, whether relating to periods prior to, on or after the Effective Time; but excluding, in all such instances (i) matters for which Hess Parent is obligated to indemnify the ZaZa Group pursuant to Section 11.2(a)(ii) or Section 11.2(a)(iii) and (ii) all Taxes for which Hess Parent is responsible hereunder.

“Hackberry Combined Assets” means the Hackberry Assets and all of ZaZa Energy’s interests acquired pursuant to the Eagle Ford Existing Agreements prior to Closing in the same assets underlying and comprising a part of the Hackberry Assets.

“Hackberry Contracts” has the meaning set forth in subsection (g) of the definition of Hackberry Assets.

Appendix A-10

“Hackberry Easements” has the meaning set forth in subsection (e) of the definition of Hackberry Assets.

“Hackberry Leases” has the meaning set forth in subsection (a) of the definition of Hackberry Assets.

“Hackberry ORRI” has the meaning set forth in Section 2.2(a).

“Hackberry ORRI Conveyance” means the Conveyance of ORRI (Hackberry) in the form of Exhibit H-1.

“Hackberry Personal Property” has the meaning set forth in subsection (f) of the definition of Hackberry Assets.

“Hackberry Pipelines” has the meaning set forth in subsection (d) of the definition of Hackberry Assets.

“Hackberry Properties” has the meaning set forth in subsection (e) of the definition of Hackberry Assets.

“Hackberry Records” has the meaning set forth in subsection (k) of the definition of Hackberry Assets.

“Hackberry Tax Partnership” means that certain partnership relationship currently existing (solely for federal Tax purposes) between ZaZa Energy and Hess Parent pursuant to the Eagle Ford Existing Agreements.

“Hackberry Units” has the meaning set forth in subsection (b) of the definition of Hackberry Assets.

“Hackberry Wells” has the meaning set forth in subsection (c) of the definition of Hackberry Assets.

“Hess Assumed Obligations” means the Cotulla Assumed Obligations.

“Hess France” means Hess Oil France, a société par actions simplifiée existing under the Laws of France.

“Hess Parent” has the meaning set forth in the Preamble of this Agreement.

“Hess Group” means Hess Parent and each of Hess Parent’s current and former Affiliates, and all of such Persons’ respective officers, directors, employees, agents, advisors and other Representatives.

“HOA” means the Heads of Agreement dated June 8, 2012 among the Parties, ZEF and Hess France, as extended by letter agreements dated June 22, 2012, June 27, 2012, July 13, 2012, July 17, 2012, and July 20, 2012.

Appendix A-11

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“ICC” means the International Chamber of Commerce.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any applicable Well and allocated to the Transferring Party and the shares of production from such Well to which such Party was entitled, or at the pipeline flange (or inlet flange at a processing plant) between the amount of Hydrocarbons nominated by or allocated to such Party and the Hydrocarbons actually delivered on behalf of such Party at that point.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Initial” means Initial Energy Group, LLC.

“Initial Energy Documents” means that (a) certain letter agreement dated December 20, 2010 between ZaZa Energy and Initial pertaining to a 0.5% working interest in Briggs and Alexander Ranches, LaSalle County, Texas, and (b) Partial Assignment of Oil, Gas and Mineral Leases and Bill of Sale dated April 27, 2011 from ZaZa Energy to Initial.

“Knowledge” of a specified Person means all information actually known to (a) in the case of a Person who is an individual, such Person, or (b) in the case of a Person which is a corporation or other entity, an officer of such Person or a manager of such Person who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person.

“Laws” means all statutes, rules, regulations, ordinances, orders, codes, rulings, writ, injunction decree or other official act of or by any Governmental Authority.

“Leases” means oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place.

“Letter-in-lieu of Transfer Order” means that certain Letter-in-lieu of Transfer Order attached hereto as Exhibit G.

“McJunkin” means McJunkin Red Man Corporation.

“McJunkin Red Man Invoice” means the collective invoices from McJunkin in the amount of $17,797,061.70.

“Moulton Area” means Gonzales County, Texas.

“Moulton Assets” means all of Hess Parent’s right, title and interest in and to the following:

Appendix A-12

(a)           (i) the Leases described in Exhibit D-1 and (ii) to the extent, and only to the extent, located within the Moulton Area, all other Leases that are not described in Exhibit D-1 (collectively, the “Moulton Leases”);

(b)           all Units associated with the Moulton Leases (the “Moulton Units”);

(c)           all Wells located upon the Moulton Leases or Moulton Units, including the Wells described in Exhibit D-2 (the “Moulton Wells”);

(d)           all Pipelines located upon the Moulton Leases, Moulton Units and/or Moulton Easements or used or held for use in connection therewith (the “Moulton Pipelines”);

(e)           all Easements and, to the extent assignable, all Permits (in each case) located upon the Moulton Leases or Moulton Units or used or held for use in connection therewith, including the Easements and Permits described in Exhibit D-3 (collectively, the “Moulton Easements,” and together with the Moulton Leases, Moulton Units, Moulton Wells and Moulton Pipelines, the “Moulton Properties”);

(f)            all Personal Property located upon the Moulton Properties or used or held for use in connection therewith (the “Moulton Personal Property”);

(g)           all Contracts (i) to the extent applicable to the Moulton Properties or other Moulton Assets or to the production of Hydrocarbons therefrom and (ii) by which ZaZa Energy will be bound or the Moulton Properties will be subject on or after the Effective Time, including the Contracts described in Exhibit D-4 (collectively, the “Moulton Contracts”);

(h)           all Hydrocarbons produced from or attributable to the Moulton Leases, the Moulton Units or the Moulton Wells on and after the Effective Time;

(i)            all geophysical and other seismic and related technical data and information relating to the Moulton Properties held by Hess Parent, except to the extent that such geophysical and other seismic and related technical data and information is not transferable due to Third Party transfer restrictions or is transferable only with the payment of a fee or other consideration (unless ZaZa Energy has agreed in writing to pay such fee or consideration);

(j)            all claims and causes of action held by Hess Parent or its Affiliates with respect to the ownership or operation of the other Moulton Assets; and

(k)           all Records relating to the Moulton Properties and/or other Moulton Assets (the “Moulton Records”).

The term “Moulton Assets” shall not include any of the following: (i) all rights and interests of Hess Parent or its Affiliates (x) under any policy or agreement of insurance held by Hess Parent or its Affiliates, and (y) under any bond held by Hess Parent or its Affiliates, (ii) any Tax refunds or Tax carry-forward amounts attributable to such assets prior to the Effective Time, (iii) vehicles, (iv) any of Hess Parent’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos, and (v) any interpretive data or information prepared by Hess Parent or its Affiliates.

Appendix A-13

“Moulton Assignment” means the Quitclaim and Bill of Sale (Moulton) in the form of Exhibit F-4A and the Assignment and Bill of Sale (Moulton) in the form of Exhibit F-4B.

“Moulton Assumed Obligations” means all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from, the Moulton Combined Assets whether prior to, on or after the Effective Time, including obligations and liabilities arising prior to, on or after the Effective Time relating in any manner to the condition, use, ownership or operation of the Moulton Combined Assets and further including obligations arising prior to, on or after the Effective Time to (a) furnish makeup gas or settle Imbalances attributable to the Moulton Combined Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Moulton Combined Assets, (c) pay the proportionate share attributable to the Moulton Combined Assets to properly plug and abandon any and all of the Moulton Wells, including those of such Wells that are temporarily abandoned, (d) pay the proportionate share attributable to the Moulton Combined Assets to dismantle or decommission and remove any of the Moulton Properties and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Moulton Combined Assets, (e) pay the proportionate share attributable to the Moulton Combined Assets to abandon, clean up, restore or remediate the premises covered by or related to the Moulton Combined Assets in accordance with applicable agreements and Laws, (f) pay the proportionate share attributable to the Moulton Combined Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Moulton Leases and the Moulton Contracts, or as required by any Law, (g) obtain any required consent to assign with respect to the assignment of the Moulton Combined Assets and (h) pay Asset Taxes with respect to the Moulton Combined Assets, whether relating to periods prior to, on or after the Effective Time; but excluding, in all such instances (i) matters for which Hess Parent is obligated to indemnify the ZaZa Group pursuant to Section 11.2(a)(ii) or Section 11.2(a)(iii) and (ii) all Taxes for which Hess Parent is responsible hereunder.

“Moulton Combined Assets” means the Moulton Assets and all of ZaZa Energy’s interests acquired pursuant to the Eagle Ford Existing Agreements prior to Closing in the same assets underlying and comprising a part of the Moulton Assets.

“Moulton Contracts” has the meaning set forth in subsection (g) of the definition of Moulton Assets.

“Moulton Easements” has the meaning set forth in subsection (e) of the definition of Moulton Assets.

“Moulton Leases” has the meaning set forth in subsection (a) of the definition of Moulton Assets.

“Moulton ORRI” has the meaning set forth in Section 2.2(b).

“Moulton ORRI Conveyance” means the Conveyance of ORRI (Moulton) in the form of Exhibit H-2.

Appendix A-14

“Moulton Personal Property” has the meaning set forth in subsection (f) of the definition of Moulton Assets.

“Moulton Pipelines” has the meaning set forth in subsection (d) of the definition of Moulton Assets.

“Moulton Properties” has the meaning set forth in subsection (e) of the definition of Moulton Assets.

“Moulton Records” has the meaning set forth in subsection (k) of the definition of Moulton Assets.

“Moulton Units” has the meaning set forth in subsection (b) of the definition of Moulton Assets.

“Moulton Wells” has the meaning set forth in subsection (c) of the definition of Moulton Assets.

“Net Cash Sales Proceeds” means the cash consideration received by Hess Parent in connection with the sale of the Cotulla Combined Assets or an undivided interest therein, less the costs incurred by Hess Parent in connection with such sale, including costs of brokers, investment advisors and accounting advisors, costs of preparing Third Party reserve reports for the sales process, taxes paid by Hess Parent and not reimbursed by the buyer of such Cotulla Combined Assets (other than income or franchise taxes), title or environmental curative costs (excluding title curative costs with respect to defects created by, through or under Hess Parent after the Closing), and legal fees and other third party costs, fees and expenses.

“Net Mineral Acre” means, as computed separately with respect to each Cotulla Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) ZaZa Energy’s working interest in such Lease; provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Net Revenue Interest” means the interest in and to the Hydrocarbons produced and saved from a Lease after satisfaction of all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production of Hydrocarbons.

“Non-Carry Wells” has the meaning set forth in the Eagle Ford EDA.

“ORRI Conveyances” means the Hackberry ORRI Conveyance, the Moulton ORRI Conveyance and the Sweet Home ORRI Conveyance.

“ORRI Owners” has the meaning set forth in Section 7.8.

“Outstanding Accounts Payable” has the meaning set forth in Section 7.5(a).

“Paris Basin Assets” means the “Paris Basin Assets” as defined in the Paris Basin PSA.

Appendix A-15

“Paris Basin Dispute” has the meaning given such term in the Paris Basin PSA.

“Paris Basin PSA” means that certain Paris Basin Purchase and Sale Agreement of even date herewith between Hess France, ZEF, ZaZa France and ZaZa International.

“Paris Basin Permit” means each of the “Paris Basin Permits” as defined in the Paris Basin PSA.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Authorities with respect to the Texas Assets.

“Permitted Encumbrances” means any and all of the following:

(a)           the terms and conditions of the Leases applicable to the property in question;

(b)           all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other similar Contracts applicable to the property in question;

(c)           required Third Party consents to assignments and similar transfer restrictions;

(d)           all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the property in question if they are not required or customarily obtained in the region where such property is located prior to the sale or conveyance;

(e)           excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the property in question;

(f)            easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not prevent or adversely affect operations as currently conducted on the property in question;

(g)           all rights reserved to or vested in any Governmental Authorities to control or regulate the property in question in any manner or to assess Tax with respect to such property, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority; and

(h)           (i) with respect to the Cotulla Assets, the Contracts listed in Exhibit A-4, (ii) with respect to the Dilley Acreage Assets, the Contracts listed in Exhibit B-4, (iii) with respect to the Hackberry Assets, the Contracts listed in Exhibit C-4, (iv) with respect to the Moulton Assets, the Contracts listed in Exhibit D-4, and (v) with respect to the Sweet Home Assets, the Contracts listed in Exhibit E-4.

Appendix A-16

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Personal Property” means all equipment, machinery, tools, fixtures and other tangible personal property and improvements.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Property Costs” means with respect to the Cotulla Assets, the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets, (a) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; ad valorem, property, severance, production and similar Taxes attributable to the ownership or operation of such assets or the production of Hydrocarbons therefrom; and gathering, processing and transportation costs in respect of Hydrocarbons produced from such assets) and capital expenditures (including costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of such assets in the ordinary course of business, and (b) Third Party (other than Sequent Petroleum Management LLC) overhead costs charged to such assets under the applicable operating agreement; but excluding liabilities, losses, costs, and expenses attributable to:

(i)           claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)          depletion, depreciation, amortization and other noncash accounting entries;

(iii)         any claims for indemnification, contribution or reimbursement from any Third Party with respect to liabilities, losses, costs and expenses of the type described in preceding subsections (i) and (ii), whether such claims are made pursuant to contract or otherwise;

(iv)        any costs incurred by a Party in connection with any obligation of such Party to pay, reimburse or indemnify the other Parties hereunder; and

(v)         with respect to the Cotulla Assets only, any costs incurred by Hess Parent or the ZaZa Parties to Sequent Petroleum Management LLC.

“Public Announcement Restrictions” has the meaning set forth in Section 7.2(a).

“Records” means, with respect to the Cotulla Assets, the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets or the Sweet Home Assets, originals of any files, records, maps, information, and data, whether written or electronically stored, relating solely to such assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental,

Appendix A-17

production, and accounting records; and (v) production, facility and well records and data; provided that the “Records” shall not include any Excluded Records.

“Releases” means the releases of liens, in form and substance satisfactory to Hess Parent, whereby the ZaZa Lenders release all of their liens and security interests on (a) the Cotulla Assets (including any liens and/or security interests of the ZaZa Lenders currently burdening Hess Parent’s interest in the Cotulla Combined Assets) and (b) the Texas ORRIs.

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; and (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above.

“Reserved ORRIs” has the meaning set forth in Section 7.8.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated February 21, 2012, as amended, among ZaZa Parent and the holders of the securities delivered pursuant thereto.

“Solvent” means with respect to each ZaZa Party, (a) the fair value of the property of such ZaZa Party is greater than the total amount of its liabilities, including contingent liabilities, (b) the present fair salable value of the assets of such ZaZa Party is not less than the amount that will be required to pay the probable liability of such ZaZa Party on its debts as they become absolute and matured, (c) such ZaZa Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, (d) such ZaZa Party is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such ZaZa Party’s property would constitute an unreasonably small capital, and (e) such ZaZa Party is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities is computed as the amount that, in the light of all the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sweet Home Area” means Dewitt County, Texas.

“Sweet Home Assets” means all of Hess Parent’s right, title and interest in and to the following:

(a)           (i) the Leases described in Exhibit E-1 and (ii) to the extent, and only to the extent, located within the Sweet Home Area, all other Leases that are not described in Exhibit E-1 (collectively, the “Sweet Home Leases”);

(b)           all Units associated with the Sweet Home Leases (the “Sweet Home Units”);

(c)           all Wells located upon the Sweet Home Leases or Sweet Home Units, including the Wells described in Exhibit E-2 (the “Sweet Home Wells”);

Appendix A-18

(d)           all Pipelines located upon the Sweet Home Leases, Sweet Home Units and/or Sweet Home Easements or used or held for use in connection therewith (the “Sweet Home Pipelines”);

(e)           all Easements and, to the extent assignable, all Permits (in each case) located upon the Sweet Home Leases or Sweet Home Units or used or held for use in connection therewith, including the Easements and Permits described in Exhibit E-3 (collectively, the “Sweet Home Easements,” and together with the Sweet Home Leases, Sweet Home Units, Sweet Home Wells and Sweet Home Pipelines, the “Sweet Home Properties”);

(f)            all Personal Property located upon the Sweet Home Properties or used or held for use in connection therewith (the “Sweet Home Personal Property”);

(g)           all Contracts (i) to the extent applicable to the Sweet Home Properties or other Sweet Home Assets or to the production of Hydrocarbons therefrom and (ii) by which ZaZa Energy will be bound or the Sweet Home Properties will be subject on or after the Effective Time, including the Contracts described in Exhibit E-4 (collectively, the “Sweet Home Contracts”);

(h)           all Hydrocarbons produced from or attributable to the Sweet Home Leases, the Sweet Home Units or the Sweet Home Wells on and after the Effective Time;

(i)            all geophysical and other seismic and related technical data and information relating to the Sweet Home Properties held by Hess Parent, except to the extent that such geophysical and other seismic and related technical data and information is not transferable due to Third Party transfer restrictions or is transferable only with the payment of a fee or other consideration (unless ZaZa Energy has agreed in writing to pay such fee or consideration);

(j)            all claims and causes of action held by Hess Parent or its Affiliates with respect to the ownership or operation of the other Sweet Home Assets; and

(k)           all Records relating to the Sweet Home Properties and/or other Sweet Home Assets (the “Sweet Home Records”).

The term “Sweet Home Assets” shall not include any of the following: (i) all rights and interests of Hess Parent or its Affiliates (x) under any policy or agreement of insurance held by Hess Parent, and (y) under any bond held by Hess Parent or its Affiliates, (ii) any Tax refunds or Tax carry-forward amounts attributable to such assets prior to the Effective Time, (iii) vehicles, (iv) any of Hess Parent’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks and logos, and (v) any interpretive data or information prepared by Hess Parent or its Affiliates.

“Sweet Home Assignment” means the Quitclaim and Bill of Sale (Sweet Home) in the form of Exhibit F-5.

“Sweet Home Assumed Obligations” means all obligations and liabilities (including Environmental Liabilities), known or unknown, with respect to or arising from, the Sweet Home Combined Assets whether prior to, on or after the Effective Time, including obligations and

Appendix A-19

liabilities arising prior to, on or after the Effective Time relating in any manner to the condition, use, ownership or operation of the Sweet Home Combined Assets and further including obligations arising prior to, on or after the Effective Time to (a) furnish makeup gas or settle Imbalances attributable to the Sweet Home Combined Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Sweet Home Combined Assets, (c) pay the proportionate share attributable to the Sweet Home Combined Assets to properly plug and abandon any and all of the Sweet Home Wells, including those of such Wells that are temporarily abandoned, (d) pay the proportionate share attributable to the Sweet Home Combined Assets to dismantle or decommission and remove any of the Sweet Home Properties and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Sweet Home Combined Assets, (e) pay the proportionate share attributable to the Sweet Home Combined Assets to abandon, clean up, restore or remediate the premises covered by or related to the Sweet Home Combined Assets in accordance with applicable agreements and Laws, (f) pay the proportionate share attributable to the Sweet Home Combined Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Sweet Home Leases and the Sweet Home Contracts, or as required by any Law, (g) obtain any required consent to assign with respect to the assignment of the Sweet Home Combined Assets and (h) pay Asset Taxes with respect to the Sweet Home Combined Assets, whether relating to periods prior to, on or after the Effective Time; but excluding, in all such instances (i) matters for which Hess Parent is obligated to indemnify the ZaZa Group pursuant to Section 11.2(a)(ii) or Section 11.2(a)(iii) and (ii) all Taxes for which Hess Parent is responsible hereunder.

“Sweet Home Combined Assets” means the Sweet Home Assets and all of ZaZa Energy’s interests acquired pursuant to the Eagle Ford Existing Agreements prior to Closing in the same assets underlying and comprising a part of the Sweet Home Assets.

“Sweet Home Contracts” has the meaning set forth in subsection (g) of the definition of Sweet Home Assets.

“Sweet Home Easements” has the meaning set forth in subsection (e) of the definition of Sweet Home Assets.

“Sweet Home Leases” has the meaning set forth in subsection (a) of the definition of Sweet Home Assets.

“Sweet Home ORRI” has the meaning set forth in Section 2.3(c).

“Sweet Home ORRI Conveyance” means the Conveyance of ORRI (Sweet Home) in the form of Exhibit H-3.

“Sweet Home Personal Property” has the meaning set forth in subsection (f) of the definition of Sweet Home Assets.

“Sweet Home Pipelines” has the meaning set forth in subsection (d) of the definition of Sweet Home Assets.

Appendix A-20

“Sweet Home Properties” has the meaning set forth in subsection (e) of the definition of Sweet Home Assets.

“Sweet Home Records” has the meaning set forth in subsection (k) of the definition of Sweet Home Assets.

“Sweet Home Units” has the meaning set forth in subsection (b) of the definition of Sweet Home Assets.

“Sweet Home Wells” has the meaning set forth in subsection (c) of the definition of Sweet Home Assets.

“Talbutt Trust Lease” means that certain lease between the William S. Talbutt Trust U/A and Venture Oil & Gas, Inc., dated May 1, 2010 (ZaZa Lease Number 0012017-000).

“Tax” or “Taxes” means (a) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), and (c) any liability in respect of any item described in clauses (a) or (b) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Purposes” has the meaning set forth in Section 12.1.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Termination and Mutual Release” means the Termination and Mutual Release in substantially the form of Exhibit J.

“Texas Assets” means the Cotulla Assets, the Dilley Acreage Assets, the Hackberry Assets, the Moulton Assets and the Sweet Home Assets.

“Texas Assignment” means the Cotulla Assignment, the Dilley Acreage Assignment, the Hackberry Assignment, the Moulton Assignment or the Sweet Home Assignment, as the context requires, and “Texas Assignments” means all of them.

Appendix A-21

“Texas Combined Assets” means the Cotulla Combined Assets, the Dilley Acreage Combined Assets, the Hackberry Combined Assets, the Moulton Combined Assets and the Sweet Home Combined Assets.

“Texas Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, any other contract or instrument entered into in connection herewith (“Transaction Documents”) or the transactions undertaken in connection with this Agreement or any or all of the Transaction Documents, including any dispute concerning the existence, validity, interpretation, performance, breach, or termination of any or all of this Agreement and the Transaction Documents.

“Texas ORRI” means the Hackberry ORRI, the Moulton ORRI or the Sweet Home ORRI, as the context requires, and “Texas ORRIs” means all of them.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 11.3(b).

“Titleholder” has the meaning set forth in the Paris Basin PSA.

“Total ZaZa ORRI Percentage” has the meaning set forth in Section 7.8.

“Transferring Party” means, with respect to (a) any of the Texas Assets, the Party that is transferring its working interests in such assets to another Party, and (b) any Texas ORRI, ZaZa Energy.

“Trican Invoice” means that certain invoice from Trican Well Services relating to the Cotulla Combined Assets in the amount of $142,153.59.

“True-up Payment” means an amount equal to $0, subject to adjustment pursuant to Section 3.2 of this Agreement.

“Units” means all pooled, communitized or unitized acreage which includes all or a part of any Lease.

“Waiver Agreement” means that certain Waiver and Amendment No. 1 to Securities Purchase Agreement dated June 8, 2012 among ZaZa Parent and the ZaZa Lenders that are parties thereto.

“Well” means each oil, gas, water, carbon dioxide or injection well located on a Lease or Unit, whether producing, shut-in or temporarily abandoned.

“ZaZa Assumed Obligations” means the Dilley Acreage Assumed Obligations, the Hackberry Assumed Obligations, the Moulton Assumed Obligations, the Sweet Home Assumed Obligations and all obligations and liabilities (including the obligations with respect to any accounts payable) to Sequent Petroleum Management LLC.

Appendix A-22

“ZaZa Cotulla Proceeds” has the meaning set forth in Section 2.3(b)(i).

“ZaZa Created ORRIs” has the meaning set forth in Section 7.8.

“ZaZa Energy” has the meaning set forth in the Preamble of this Agreement.

“ZaZa France” means ZaZa France, a société par actions simplifiée existing under the Laws of France.

“ZaZa Group” means ZaZa Parent and ZaZa Energy and each of such Person’s current and former Affiliates, and all of such Persons’ respective officers, directors, employees, agents, advisors and other Representatives.

“ZaZa International” means ZaZa International Holding LLC, a Hungarian company and formerly known as Toreador International Holding LLC.

“ZaZa Lenders” means the purchasers under the Securities Purchase Agreement.

“ZaZa Parent” has the meaning set forth in the Preamble of this Agreement.

“ZaZa Party” means ZaZa Parent or ZaZa Energy, as the context requires, and “ZaZa Parties” means both of them.

“ZEF” means ZaZa Energy France, a société par actions simplifiée existing under the Laws of France and formerly known as Toreador Energy France S.A.S.

Appendix A-23